    Execution Version
AMENDED AND RESTATED SUBSCRIPTION AGREEMENT
This AMENDED AND RESTATED SUBSCRIPTION AGREEMENT (amending and restating the Subscription Agreement, entered into on May 12, 2022) is made as of May 26, 2022 (this “Agreement”), by and among Rockley Photonics Holdings Limited, a Cayman Islands exempted company (the “Issuer”), each of the Subsidiaries (as defined below) of the Issuer that are parties hereto (the “Guarantors” and collectively with the Issuer, the “Note Parties”), and the undersigned subscribers (each a “Subscriber”) acting severally, and not jointly. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Indenture (as defined below). References herein to “Subscriber” shall be deemed to refer to each undersigned Subscriber as if each Subscriber party hereto had executed a separate subscription agreement substantially identical to this Subscription Agreement.
WHEREAS, the Issuer and each of the Subscribers are parties to that certain Subscription Agreement, previously entered into on May 12, 2022, by and among the Issuer and the Subscribers (the “Initial Agreement”);
WHEREAS, the Issuer and the Subscribers desire to amend and restate the Initial Agreement (including the Schedules and Annexes thereto) in the form hereof (including the Schedules and Annexes hereto); and
WHEREAS, each Subscriber desires to subscribe for and purchase:
(a) secured convertible notes (the “Convertible Notes”) of and from the Issuer substantially in the form of Exhibit A to the Indenture attached as Annex A hereto or such other form agreed between the Note Parties and the Subscribers (the “Indenture”) and convertible into ordinary shares of the Issuer, nominal value $0.000004026575398 per share (the “Ordinary Shares”), in the aggregate original principal amount set forth opposite the name of such Subscriber on Schedule B attached hereto, and
(b) a warrant (each, a “Warrant”) of and from the Issuer, substantially in the form of the warrant attached as Annex B hereto or such other form agreed between the Note Parties and the Subscribers, for the purchase as provided therein from the Issuer of the number of Ordinary Shares set forth opposite the name of such Subscriber on Schedule B attached hereto, for a collective purchase price equal to 99.0% of the original principal amount of such Convertible Notes to be issued and sold to such Subscriber (with respect to such Subscriber, its “Purchase Price”), and the Issuer desires to issue and sell to such Subscriber such Convertible Notes and such Warrant in consideration of the payment of the Purchase Price by or on behalf of such Subscriber to the Issuer;
NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
Section 1.Subscription. Subject to the terms and conditions hereof, at the Closing (as defined below), the Subscribers hereby agree, severally and not jointly, to subscribe for and purchase, and the Issuer hereby agrees to issue and sell to the Subscribers, severally and not jointly, upon the payment by each Subscriber of the Purchase Price to be paid by such Subscriber, the Convertible Notes in an aggregate original principal amount and a Warrant to acquire a number of Ordinary Shares, in each case, as set forth on Schedule B attached hereto opposite its name (such subscription and issuance, the “Subscription”). The Issuer’s obligations under the Convertible Notes, including the due and punctual payment of interest, principal and premium, if any, on the Convertible Notes, will be guaranteed on a senior secured basis (the “Guarantees”) by the Guarantors. As used herein, the term “Convertible Notes” shall include the Guarantees, unless the context otherwise requires.
Section 2.Closing.
(a)The consummation of the Subscription contemplated hereby (the “Closing”) shall occur on or about May 27, 2022, subject to the satisfaction or waiver of the conditions below (the “Closing Date”).
(b)No later than 10:00 a.m., New York City time on the anticipated Closing Date (the “Closing Time”), each Subscriber shall deliver the Purchase Price to be paid by it for the Convertible Notes and the Warrant to be acquired by such Subscriber by wire transfer of United States dollars in immediately available funds to the account specified by the Issuer, such funds to be held by the Issuer in escrow until the Closing, and deliver to the Issuer such information as is reasonably requested in order for the Issuer to issue such Convertible Notes and Warrant, deliver these through the facilities of The Depository Trust Company (“DTC”) to such Subscriber or its nominee, including, without limitation, a duly completed and executed Internal Revenue Service Form W-9 or appropriate Form W-8. Upon satisfaction (or, if applicable, waiver) of the conditions set forth in this Section 2, at the Closing, (i) the Purchase Price of each Subscriber shall be released from escrow automatically and without further action by the Issuer or such Subscriber, and (ii) the Issuer shall deliver to each Subscriber or its nominee its Convertible Notes and Warrant in book-entry form through the facilities of DTC; provided that if at the Closing Time the Issuer shall be unable to deliver the Warrants in book-entry form through the facilities of DTC, the Issuer shall be permitted to deliver the Warrants through the book-entry facilities of the Transfer Agent (as such term is defined in the Indenture), in which case the Issuer shall use its best efforts to make the Warrants eligible for trading in book-entry form through the facilities of DTC within 30 calendar days of the Closing Date; provided further, that if at the Closing Time the Issuer shall be unable to deliver the Warrants in book-entry form through the facilities of DTC and in such case is also unable to deliver the Warrants through the book-entry facilities of the Transfer Agent at the Closing Time, the Issuer shall be permitted to deliver the Warrants in certificated form, in which case the Issuer shall use its best efforts to enter the Warrants in book-entry form with the Transfer Agent and to make the Warrants eligible for trading in book-entry form through the facilities of DTC as soon as possible following the Closing Date and in any event not later than June 14, 2022. In the event that the Closing does not occur within two (2) Business Days of May 27, 2022 (such second (2nd) Business Day, the “Closing Outside Date”), unless otherwise agreed to in writing by the Issuer and all Subscribers, the Issuer shall promptly (but in no event later than two (2) Business Days after the Closing Outside Date) return the funds so delivered by each Subscriber to the Issuer by wire transfer in immediately available funds to the account specified by such Subscriber, and any book entries shall be deemed cancelled. Notwithstanding such return or cancellation (x) a failure to close on the anticipated Closing Date shall not, by itself, be deemed to be a failure of any of the conditions to Closing set forth in this Section 2 to be satisfied or waived on or prior to the Closing Date, and (y) unless and until this Agreement is terminated in accordance with Section 6 herein, each Subscriber shall remain obligated (A) to redeliver funds to the Issuer following the Issuer’s delivery to such Subscriber of written notice of a new Closing Date and (B) to consummate the Closing upon satisfaction of the conditions set forth in this Section 2. For the purposes of this Agreement, “Business Day” means any day other than a Saturday, a Sunday, or any other day on which commercial banks in New York, New York, Wilmington, Delaware or London, England are authorized or required by law to close.

(c)Subject to Section 4.29 of the Indenture, the Closing shall be subject to the satisfaction or valid waiver by each of the parties hereto of the conditions that, on the Closing Date:
(i)no suspension of the offering or sale or trading of the Ordinary Shares in any applicable jurisdiction, or initiation or threatening in writing of any proceedings for any of such purposes, shall be deemed to have occurred and be continuing and the Underlying Shares (as defined below) shall have been approved for listing on the New York Stock Exchange (“NYSE”), subject only to official notice of issuance;
(ii)all conditions precedent set forth in the Indenture shall have been satisfied (as determined by the parties to the Indenture) or waived (other than those conditions which, by their nature, are to be satisfied at by the Closing itself, but subject to their satisfaction or valid waiver at the Closing);
(iii)no court of competent jurisdiction shall have issued, enforced or entered any judgment or order which is then in effect and has the effect of making the consummation of the transactions contemplated hereby illegal or otherwise restraining or prohibiting consummation of the transactions contemplated hereby;
(iv)to the extent required under the Note Documents (as defined in the Indenture), all Equity Interests of each Subsidiary of the Issuer and each Guarantor (as defined in the Indenture), to the extent not Excluded Property, shall have been pledged (or charged or mortgaged, as applicable) to the Collateral Agent (as defined in the Indenture) and the Collateral Agent shall have received all existing certificates representing such Equity Interests pledged under the Note Security Documents (if any), accompanied by instruments of transfer and undated, stock powers endorsed in blank;
(v)(i) for any Indebtedness (as defined in the Indenture) owed to any of the Issuer or any Guarantor in excess of $250,000, such Indebtedness shall be evidenced by one or more promissory notes, which promissory notes shall have been pledged pursuant to the Note Security Documents, and the Collateral Agent shall have received all such promissory notes, together with allonges with respect thereto endorsed in blank and (ii) with respect to intercompany Indebtedness, all Indebtedness of Issuer and each of its direct and indirect Subsidiaries shall be evidenced by the Global Intercompany Promissory Note, which shall be delivered to the Collateral Agent, along with undated instruments of transfer with respect thereto endorsed in blank;
(vi)the Collateral Agent shall have received the results of a search of the UCC filings (or equivalent filings (including searches of the register maintained by Companies House in the England and Wales)), in addition to tax Lien (as defined in the Indenture), (other than in respect of any Loan Party incorporated in Ireland), judgment Lien (other than in respect of any Loan Party incorporated in Ireland) bankruptcy and litigation searches made with respect to the Issuer and each of its Subsidiaries, together with copies of the financing statements and other filings (or similar documents) disclosed by such searches, and accompanied by evidence reasonably satisfactory to the Subscriber or its counsel that the Liens indicated in any such financing statement and other filings (or similar document) are Permitted Liens (as defined in the Indenture) or have been released or will be released substantially simultaneously with the purchase of the Convertible Notes and Warrants hereunder on the Closing Date;
(vii)the Collateral Agent shall have received, evidence in form and substance reasonably satisfactory to the Subscriber or its counsel, that (A) the appropriate UCC financing statements (or similar filings, including in relation to the UK Security Documents (as defined in the Indenture) Companies House Forms MR01) have been filed pursuant to arrangements satisfactory to the Subscriber or its counsel, or, in the case of filings pursuant to the UK Security Documents and the Irish Security Documents (as defined in the Indenture) will be filed in accordance with the terms of the UK Security Documents and the Irish Security Documents, respectively, in each case in such office or offices as may be necessary or, in the opinion of the Subscriber or its counsel, desirable, to perfect the Collateral Agent’s Liens in and to the Collateral (as defined in the Indenture), subject to Section 6(a) of the U.S. Security Agreement, and that all perfection requirements have been complied with by the Issuer and its Subsidiaries, or in the case of perfection requirements pursuant to the UK Security Documents and the Irish Security Documents, will be complied with as required under the terms of the UK Security Documents and the Irish Security Documents, respectively; and (B) the security interests granted pursuant to the Cayman Debenture has been recorded in the applicable register of mortgages and charges of each Chargor (as defined in the Cayman Debenture);
(viii)the Collateral Agent shall have received a duly executed and delivered copy of (a) a confirmation letter among Rockley Photonics Holdings Limited, Rockley Photonics Limited and Rockley Photonics, Inc., dated on or prior to the Closing Date and (b) a support letter from Eleuthera SPC to Rockley Photonics Holdings Limited, Rockley Photonics Limited and Rockley Photonics, Inc dated on or prior to the Closing Date (each in form and substance reasonably satisfactory to the Subscriber or its counsel); and
(ix)on the Closing Date, (A) the Issuer and each of its Subsidiaries shall have no outstanding Indebtedness other than the Convertible Notes and the Indebtedness (if any) listed on Schedule C to the Indenture, and the Collateral Agent shall have received copies of all documentation and instruments evidencing the discharge of all Existing Indebtedness (as defined in the Indenture), and (B) all Liens (other than Permitted Liens) securing payment of any such Indebtedness, including, but not limited to, Existing Indebtedness, shall have been released and the Collateral Agent shall have received pay-off letters, all form UCC-3 termination statements (or similar release documents), all local security release documents and other instruments as may be reasonably requested by Collateral Agent in connection therewith. The terms, maturity and subordination, if applicable, of any indebtedness listed on Schedule C to the Indenture shall be reasonably satisfactory to the Subscriber.

(d)Subject to Section 4.29 of the Indenture, in addition to the conditions set forth in Section 2(c), the obligation of the Issuer to consummate the Closing shall be subject to the satisfaction or valid waiver by the Issuer of the additional conditions that, on the Closing Date:
(i)all representations and warranties of each Subscriber contained in this Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Subscriber Material Adverse Effect (as defined below), which representations and warranties shall be true and correct in all respects) at and as of the Closing Date;
(ii)each Subscriber shall have performed, satisfied or complied with, in each case, in all material respects, all covenants and agreements required by this Agreement to be performed, satisfied or complied with by it at or prior to the Closing; and
(iii)the Indenture shall have been executed by the applicable parties thereto.
(e)Subject to Section 4.29 of the Indenture, in addition to the conditions set forth in Section 2(c), the obligation of each Subscriber to consummate the Closing shall be subject to the satisfaction or valid waiver by such Subscriber of the additional conditions that, on the Closing Date:
(i)all representations and warranties of the Issuer and the Guarantors contained in this Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect (as defined below), which representations and warranties shall be true and correct in all respects) at and as of the Closing Date (unless they specifically speak as of an earlier date, in which case they shall be true and correct in all material respects as of such date), other than, in each case, failures to be true and correct that would not result, individually or in the aggregate, in a Material Adverse Effect;
(ii)the Issuer and the Guarantors shall have performed, satisfied or complied with, in each case, in all material respects, all covenants and agreements required by this Agreement to be performed, satisfied or complied with by it at or prior to the Closing; provided, that this condition shall be deemed satisfied unless written notice of such noncompliance is provided by Subscriber to the Issuer and the Issuer fails to cure such noncompliance in all material respects within five (5) Business Days of receipt of such notice;
(iii)[Reserved];
(iv)there has not occurred any Material Adverse Effect;
(v)a certificate, dated the Closing Date or the applicable Secondary Closing Date (as defined below), as the case may be, and signed on behalf of the Issuer, but without personal liability, by the Chief Executive Officer of the Issuer and by the Chief Financial Officer of the Issuer, or such other officers of the Issuer as may be reasonably acceptable to such Subscriber, certifying that: (i) each of the Issuer and each Guarantor has complied in all material respects with all covenants and satisfied all terms and conditions hereof to be complied with and satisfied by it at or prior to the Closing Time or the applicable Secondary Closing Time (as defined below), as the case may be; (ii) except to the extent such representations and warranties are given as of a particular date (in which case they will be true and correct in all material respects as of such date), all the representations and warranties of the Issuer and the Guarantors contained herein are true and correct in all material respects as of the Closing Time or the applicable Secondary Closing Time, as the case may be, with the same force and effect as if made at and as of the Closing Time or such Secondary Closing Time, as applicable, after giving effect to the transactions contemplated hereby; (iii) there has been no material change relating to the Issuer or any Guarantor since the date hereof which has not been generally disclosed and with respect to which the requisite material change report has not been filed and no such disclosure has been made on a confidential basis; and (iv) that, to the best of the knowledge, information and belief of the persons signing such certificate, no order, ruling or determination having the effect of ceasing or suspending trading in the Ordinary Shares or any other securities of the Issuer has been issued and no proceedings for such purpose are pending or are contemplated or threatened;
(vi)(i) provide intellectual property security agreements in proper form for filing to record security interests in Intellectual Property constituting Collateral registered in the United States with the United States Patent and Trademark Office, the United States Copyright Office and the various Secretaries of State (or equivalent state office), (ii) obtain Approved Collateral Access Agreements with respect to Collateral in the possession of any bailee, warehouseman or other third party with a value in excess of $250,000 or at locations at which Collateral (or books and records pertaining to Collateral) with a value in excess of $250,000 is located, (iii)the Issuer shall deliver the Real Property Deliverables in respect of the Mortgaged Properties or such other documents or filings required by the UK Debenture with respect to the Mortgaged Properties, (iv) other than with respect to Excluded Accounts, deliver (A) Approved Control Agreements to the Collateral Agent with respect to any deposit account, securities account or commodity account located in the United States or (B) account notices with respect to any deposit account, securities account or commodity account located in the United Kingdom or Cayman Islands, in each case, to the extent required in the UK Debenture or the Cayman Debenture, as applicable, (v) (A) deliver certificates of insurance and endorsements in accordance with Section 4.20 of the Indenture, and (B) deliver notices of assignment to any insurance provider located in the United Kingdom or Cayman Islands, in each case, to the extent required by the UK Debenture or the Cayman Debenture, as applicable, (vi) deliver notices to contract counterparties to the extent required under the UK Debenture or Cayman Debenture, as applicable, and (vii) deliver all documents listed in the Closing Checklist attached as Annex D hereto (except to the extent provided in Annex D or otherwise required under Section 4.29 of the Indenture);
(vii)The execution and delivery by the Issuer of the Registration Rights Agreement (substantially in the form of such Registration Rights

Agreement being attached hereto as Annex E or such other form agreed between the Note Parties and the Subscribers (the “Registration Rights Agreement”));
(viii)All necessary consents of stockholders or members and other third parties with respect to the execution, delivery and performance of the Note Documents by the Note Parties and, in the case of Issuer, the Warrants and the Registration Rights Agreement (including consent to the issuance of Issuer’s Ordinary Shares upon exercise of the Warrants);
(ix)In respect of the Issuer and each Guarantor, the Collateral Agent shall have received copies (in form and substance reasonably satisfactory to Subscriber and its counsel) of:
(A)the resolutions of the board of directors or other equivalent body of the Issuer and such Guarantor authorizing the entry into the Note Documents to which the Issuer and such Guarantor is a party (including authorization of the reservation and issuance of the Issuer’s Ordinary Shares upon exercise of the Warrants), certified as of the Closing Date by a director or officer of the Issuer and such Guarantor;
(B)the Organization Documents of the Issuer and such Guarantor as in effect on the Closing Date;
(C)a certificate of the director or officer of the Issuer and such Guarantor dated as of the Closing Date, certifying the names and true signatures of the officers authorized to execute, deliver and perform, as applicable, the Note Documents to which it is a party and all other relevant documents to be delivered by the Issuer and such Guarantor hereunder;
(x)Each of the Collateral Agent, the Trustee and each of the Subscribers, shall have received opinions of United States and applicable foreign counsel (including counsel as to English law) to each of the Issuer and the Guarantors, each dated the Closing Date and addressed to each of the Collateral Agent, the Trustee and each of the Subscribers, in form and substance reasonably satisfactory to Subscriber and its counsel;
(xi)The Issuer shall have paid the Trustee, the Collateral Agent and each Subscriber all fees, costs, charges and expenses due as of the Issue Date (including, without limitation, the fees set forth in the Fee Letter; and
(xii)On or prior to the Issue Date, the Note Parties shall deliver the following executed agreements, each in form and substance satisfactory to the Requisite Noteholders:
(A)Intercompany IP Assignment Agreements to assign all Intellectual Property held by any Note Party as of such date to Rockley Photonics Limited, a limited liability company incorporated in England and Wales, and

(B)Amended Intercompany R&D Agreements to add present tense assignment language and broaden scope of Intellectual Property to be assigned.
(f)Prior to or at the Closing, each Subscriber shall deliver all such other information and shall take all such actions as is reasonably requested by the Issuer in order for the Issuer to deliver the Convertible Notes and the Warrant to such Subscriber or its nominee.
(g)Upon and subject to the terms and conditions contained herein, and as more particularly described below, the Issuer and Subscriber hereby acknowledge that Subscribers shall have an option (the “Secondary Closing Option”) exercisable only once, to arrange for the purchase of up to an additional $81.5 million aggregate original principal amount of Convertible Notes at the Purchase Price (plus (A) the amount of accrued interest on the Convertible Notes from the most recent interest payment date for the Convertible Notes or if none, from the Closing Date to but excluding the Secondary Closing Date and, (B) if applicable, the amount of any PIK Interest (as such term is defined in the Indenture) that has been added to the original principal amount of the Convertible Notes), and that Subscriber shall have the right to participate in the Secondary Closing Option to the extent of its pro-rata participation in the Convertible Notes pursuant to this Agreement; provided that, if a Subscriber does not participate in the Secondary Closing Option to the full extent of its pro-rata amount, the other subscribers who exercise their pro-rata portion of the Secondary Closing Option shall be allocated on a ratable basis Subscriber’s unexercised option. The Secondary Closing Option may be exercised by each Subscriber at any time, in whole or in part by delivering notice to the Issuer not later than 5:00 p.m. (New York City time) on the third Business Day prior to the Secondary Closing Date (as defined below), which notice will specify the number of additional Convertible Notes to be purchased by such Subscriber. The date on and at which such additional Convertible Notes are to be purchased may not be later than the one-year anniversary of the initial effective date for the Registration Statement filed by the Issuer pursuant to the Registration Rights Agreement (the “Secondary Closing Date”). Such Secondary Closing Date may be the same as (but not earlier than) the Closing Date and will not be earlier than three Business Days nor later than five Business Days after the date of delivery of such notice (except to the extent such shorter or longer period shall be agreed to by the Issuer). Subject to the terms of this Agreement, upon a Subscriber (if it holds a majority in aggregate principal amount of the Convertible Notes outstanding) or other Subscribers (together holding a majority in aggregate principal amount of the Convertible Notes outstanding) furnishing such notice, the Issuer will be committed to issue and sell in accordance with and subject to the provisions of this Agreement, the number of additional Convertible Notes indicated in such notice. In the event that the Secondary Closing Option is exercised in accordance with its terms, the closing of the issuance and sale of that number of such Convertible Notes in respect of which Subscriber is exercising the Secondary Closing Option shall take place at 10:00 a.m. New York City time on the applicable Secondary Closing Date or at such other time on the Secondary Closing Date as may be agreed upon in writing by the Issuer and such Subscriber or such other Subscribers (the “Secondary Closing Time”). The obligation of the Subscribers to make any payment or delivery contemplated by this Section 2(g) is subject to satisfaction of the conditions set forth in herein, brought down to the Secondary Closing Date. As a condition to the exercise of the option set forth in this Section 2(g), the additional Convertible Notes to be issued on the Secondary Closing Date either (x) must be fungible for U.S. federal income tax purposes with the Convertible Notes issued on the Closing Date or (y) must be issued with a different CUSIP.
Section 3.Representations and Warranties of the Issuer and the Guarantors. Each of the Issuer and the Guarantors, jointly and severally, represents and warrants to Subscriber that:

(a)Organization and Qualification. The Issuer and each of its subsidiaries listed in Schedule A hereto (the “Subsidiaries”) is an entity duly incorporated or otherwise organized, validly existing and (other than in respect of any Subsidiary incorporated in the Republic of Ireland) in good standing (to the extent applicable) under the laws of the jurisdiction of its incorporation or organization, as the case may be, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. Neither the Issuer nor any of its Subsidiaries is in violation or default of any of the provisions of its respective certificate or articles of incorporation, bylaws or other organizational or charter documents, where such violation or default would not reasonably be expected to result in a Material Adverse Effect. Each of the Issuer and its Subsidiaries is duly qualified to conduct business and (other than in respect of any Subsidiary incorporated in the Republic of Ireland) is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, would not reasonably be expected to result in a Material Adverse Effect, and no proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification. The Issuer has no subsidiaries except as set forth in Schedule A hereto. As of the Issue Date, the only Joint Venture in which the Issuer or any of its Subsidiaries holds Equity Interests is Hengtong Rockley Technology Co., Ltd. The Issuer is the direct or indirect legal, registered and beneficial owner of the issued and outstanding shares of each of the Subsidiaries as set out in the SEC Documents (as defined below), free and clear of all Liens (as defined below) other than laws affecting the offering and sale of securities generally.
(b)Authorization; Enforceability. The Issuer and each of the Guarantors has the requisite power and authority to enter into this Agreement and perform the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by the Issuer and each of the Guarantors, and assuming the due authorization, execution and delivery of the same by Subscriber, this Agreement constitutes a valid and legally binding obligation of the Issuer and each of the Guarantors enforceable in accordance with its terms, except that (i) enforcement thereof may be subject to applicable bankruptcy, insolvency, reorganization, administration, examinership, moratorium or similar laws affecting creditors’ rights generally or by equitable principles relating to enforceability as well as any other matters which are set out as qualifications or reservations as to matters of law of general application in legal opinions (collectively, the “Enforceability Exceptions”), and (ii) the indemnification provisions thereof may be limited by applicable law or public policy considerations in respect thereof. The Indenture has been duly authorized by the Issuer and each of the Guarantors and, upon its execution and delivery on the Closing Date will have been duly executed and delivered and, assuming due authorization, execution and delivery by the Trustee (as defined below) and the Collateral Agent, will constitute the valid and legally binding obligation of the Issuer and each of the Guarantors, enforceable against the Issuer and each of the Guarantors in accordance with its terms, except that the enforcement thereof may be subject to the Enforceability Exception.
(c)Capitalization. As of the date hereof, the authorized share capital of the Issuer is $50,000 divided into 12,417,500,000 Ordinary Shares, nominal value $0.000004026575398 per share. As of the date hereof, 129,005,167 Ordinary

Shares were issued and outstanding as fully paid and non-assessable shares in the capital of the Issuer. The issued and outstanding Ordinary Shares have been duly authorized, are validly issued, are fully paid and are non-assessable and are not subject to any pre-emptive rights, rights of first refusal or similar rights. There are no dividends that have been declared but are unpaid on the Ordinary Shares. All securities of the Issuer have been issued in accordance with the provisions of all applicable laws. The Ordinary Shares underlying the Convertible Notes and the Warrants (the “Underlying Shares”) (if any) will be validly issued as fully paid and non-assessable Ordinary Shares and will not have been issued in violation of any preemptive rights created under the Issuer’s organizational documents (as adopted on or prior to the Closing Date), by any contract to which the Issuer is a party or by which it is bound, or under the laws of its jurisdiction of incorporation or organization, as the case may be.
(d)Offered Securities. At the Closing Time (or Secondary Closing Time, as applicable), all of the Convertible Notes will be duly authorized and, when executed by the Issuer and authenticated by the Trustee in accordance with the Indenture and issued and delivered to the Subscriber against payment therefor in accordance with the terms of this Agreement, will be duly executed and delivered, and will constitute the valid and legally binding obligations of the Issuer entitled to the benefits of the Indenture and enforceable against the Issuer in accordance with their terms, except that the enforcement thereof may be subject to the Enforceability Exception, and will not have been issued in violation of any preemptive rights created under the Issuer’s organizational documents (as adopted on or prior to the Closing Date), by any contract to which the Issuer is a party or by which it is bound, or under the laws of its jurisdiction of incorporation or organization, as the case may be. The Guarantees have been duly authorized by each of the Guarantors and, when the Indenture has been duly executed and delivered by the Guarantors and the Convertible Notes have been duly authorized and executed by the Issuer and authenticated by the Trustee in accordance with the Indenture and issued and delivered to the Subscriber against payment therefor in accordance with the terms of this Agreement, will constitute the valid and legally binding obligations of each of the Guarantors entitled to the benefits of the Indenture and enforceable against each of the Guarantors in accordance with their terms, except that the enforcement thereof may be subject to the Enforceability Exception. At the Closing Time (or Secondary Closing Time, as applicable), all of the Warrants will be duly authorized and when executed by the Issuer and issued and delivered to the Subscriber against payment therefor in accordance with the terms of this Agreement, will be duly executed and delivered, and will constitute the valid and legally binding obligations of the Issuer and enforceable against the Issuer in accordance with their terms, except that the enforcement thereof may be subject to the Enforceability Exception, and will not have been issued in violation of any preemptive rights created under the Issuer’s organizational documents (as adopted on or prior to the Closing Date), by any contract to which the Issuer is a party or by which it is bound, or under the laws of its jurisdiction of incorporation or organization, as the case may be.
(e)Underlying Shares. At the Closing Time (or Secondary Closing Time, as applicable), all of the Underlying Shares will be duly authorized and reserved for issuance. On conversion of the Convertible Notes in accordance with their terms or exercise of the Warrants in accordance with their terms, the Underlying Shares will be validly issued, fully paid and non-assessable Ordinary Shares of the Issuer, and none of such Underlying Shares will have been issued in violation of any preemptive rights created under the Issuer’s organizational documents (as adopted on or prior to the Closing Date), by any contract to which the Issuer is a party or by which it is bound, or under the laws of its jurisdiction of incorporation or organization, as the case may be.
(f)Note Security Documents. As of the Closing Date, the Note Security Documents will be effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties (as defined in the Indenture), valid security interests (subject only to Permitted Liens) in the Collateral described therein and proceeds thereof subject to the effects of bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization, administration. examinership and other similar laws relating to or affecting creditors’ rights generally and equitable principles (whether considered in a proceeding in equity or law), or other applicable Enforceability Exceptions. In the case of the Pledged Certificated Stock (as defined in the U.S. Security Agreement) and Pledged Debt (as defined in the U.S. Security Agreement) described in the Note Security Documents, when stock certificates representing such Pledged Certificated Stock and promissory notes representing such Pledged Debt are delivered to the Collateral Agent duly endorsed in blank, in the case of deposit accounts or securities accounts located in the United States, upon the execution and delivery of control agreements, and in the case of the other Collateral described in the Note Security Documents, when financing statements, particulars and other filings and notifications required on the Closing Date or otherwise in appropriate form are filed in the appropriate offices or notification sent to third parties, the Liens granted pursuant to the Note Security Documents constitute a fully perfected Lien on, and first ranking priority (subject only to Permitted Liens) security interest in, all right, title and interest of the Issuer and the Guarantors in such Collateral and the proceeds thereof, to the extent such Collateral and proceeds can be perfected by such actions, as security for the Convertible Notes subject to the effects of bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization, administration, examinership and other similar laws relating to or affecting creditors’ rights generally and equitable principles (whether considered in a proceeding in equity or law).
(g)No Conflicts. Neither the execution of this Agreement, the Indenture and the Note Security Documents by the Issuer and the Guarantors party thereto nor the issuance, offering or sale of the Convertible Notes, the Warrants or the Underlying Shares by the Issuer, nor the consummation of any of the transactions contemplated herein by the Issuer and the Guarantors, nor the compliance by the Issuer or any Subsidiary with the terms and provisions hereof will conflict with, or will result in a breach of, any of the terms and provisions of, or has constituted or will constitute a default under, or has resulted in or will result in the creation or imposition of any lien, charge, assignment by way of security or encumbrance upon any property or assets of the Issuer or any Subsidiary pursuant to the terms of any Material Agreement (as defined below) to which the Issuer or any Subsidiary may be bound or to which any of the property or assets of the Issuer or any Subsidiary is subject, except such conflicts, breaches or defaults as may have been waived and except for any lien, charge, assignment by way of security or encumbrance upon any property or assets of the Issuer or any Subsidiary by the Note Security Documents; nor will such action result (x) in any violation of the provisions of the organizational, incorporation or governing documents of the Issuer or any Subsidiary, or (y) in any violation in any material respect of the provisions of any statute or any order, rule or regulation applicable to the Issuer or any Subsidiary or of any governmental authority having jurisdiction over the Issuer or any Subsidiary.
(h)SEC Documents; Financial Statements. The Issuer has filed or furnished all reports, schedules, forms, statements and other documents required to be filed by the Issuer with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including pursuant to Section 13(a) or 15(d) thereof, for the 24 months preceding the date hereof (or such shorter period as the Issuer was required by law or regulation to file such material) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Documents”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Documents prior to the expiration of any such extension. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable. None of the SEC Documents when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The SEC Documents when read together, do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of the Issuer included in the SEC Documents comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Issuer and its consolidated Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments. Except as set forth in the SEC Documents or has otherwise been posted by the SEC on its EDGAR website, the Issuer has received no notices or correspondence from the SEC for the one year preceding the date hereof. The SEC has not commenced any enforcement proceedings against the Issuer or any of its Subsidiaries.
(i)No Material Adverse Effect. Subsequent to December 31, 2021, there has not been a Material Adverse Effect and there has been no event or occurrence that would reasonably be expected to result in a Material Adverse Effect. For purposes of this Agreement, “Material Adverse Effect” means any event, fact, circumstance, development, change, occurrence or state of affairs that is materially adverse to the business, assets (including intangible assets), affairs, operations, liabilities (contingent or otherwise), capital, properties, condition (financial or otherwise) or results of operations of the Issuer whether or not arising in the ordinary course of business.
(j)No Litigation. There are no legal, governmental or regulatory actions, suits or proceedings pending, nor, to the Issuer’s knowledge, any legal, governmental or regulatory audits or investigations, to which the Issuer or any Subsidiary is a party or to which any property of the Issuer or any Subsidiary is subject that, individually or in the aggregate, if determined adversely to the Issuer or any Subsidiary, could reasonably be expected to have a Material Adverse Effect or materially and adversely affect the ability of the Issuer to perform its obligations under this Agreement; to the Issuer’s knowledge, no such actions, suits or proceedings are threatened or contemplated by any governmental authority or threatened by others.
(k)No Integrated or Aggregated Offering. Neither the Issuer nor any of its affiliates has directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause the transactions contemplated hereby to be integrated or aggregated with prior offerings by the Issuer in a manner that would require registration of the offer and sale of any of the Convertible Notes or the Warrants under the Securities Act, or shareholder approval of the issuance of the Securities pursuant to the rules of the NYSE.
(l)[Reserved].
(m)No Violation or Default. The Issuer and each of its Subsidiaries are not (i) in violation of its articles of incorporation or similar organizational documents in any material respect; (ii) in violation or default in any material respect, and no event has occurred that, with notice or lapse of time or both, would constitute such a violation or default, in the due performance or observance of any term, covenant or condition contained in any Material Agreement to which the Issuer or each Subsidiary is a party or by which the Issuer or each Subsidiary is bound or to which any of the property or assets of the Issuer or each Subsidiary is subject; or (iii) in violation in any material respect of any applicable law. To the Issuer’s knowledge, no other party under any Material Agreement to which it is a party is in violation or default in any material respect thereunder.
(n)Enforceability of Agreements. All mortgages, notes, indentures, contracts, agreements, instruments, leases or other documents to which the Issuer or any Subsidiary is a party or by which the Issuer or a material portion of the assets thereof are bound which is material to the business of the Issuer and its Subsidiaries, taken as a whole (each, a “Material Agreement”), are valid and legally binding obligations of the Issuer or such Subsidiary, as the case may be, enforceable in accordance with their respective terms, except that (i) the enforcement thereof may be subject to the Enforceability Exception, and (ii) the indemnification provisions of certain agreements may be limited by applicable law or public policy considerations in respect thereof.
(o)Independent Accountants. Ernst & Young LLP, who has delivered their report with respect to the audited financial statements of the Issuer as at December 31, 2021, is an independent registered public accounting firm as required by the Securities Act.
(p)Sarbanes-Oxley. The Issuer maintains a system of internal accounting controls sufficient to provide reasonable assurances that (A) transactions are executed in accordance with management’s general or specific authorization; (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (C) access to assets is permitted only in accordance with management’s general or specific authorization; and (D) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Issuer has concluded that its internal control over financial reporting is effective and the Issuer is not aware of any “significant deficiencies” or “material weaknesses” (each as defined by the rules adopted by the SEC) in its internal control over financial reporting, or any fraud, whether or not material, that involves management or other employees of the Issuer and its Subsidiaries who have a significant role in the Issuer’s internal controls; and since the end of the latest audited fiscal year, there has been no change in the Issuer’s internal control over financial reporting (whether or not remediated) that has materially affected, or is reasonably likely to materially affect, the Issuer’s internal control over financial reporting. The Issuer’s board of directors (the “Board of Directors”) has, subject to the exceptions, cure periods and the phase in periods specified by NYSE rules (“Exchange Rules”), validly appointed an audit committee to oversee internal accounting controls whose composition satisfies the applicable independence and other requirements of the Exchange Rules and the rules under the Exchange Act, and the Board of Directors has adopted a charter for the audit committee that satisfies the requirements of the Exchange Rules and the rules under the Exchange Act. Except as set forth in the SEC Documents, none of the officers or directors of the Issuer and, to the knowledge of the Issuer, none of the Issuer’s shareholders, the officers or directors of any shareholder of the Issuer, or any family member or affiliate of any of the foregoing, has either directly or indirectly any interest in, or is a party to, any transaction that is required to be disclosed as a related party transaction pursuant to Item 404 of Regulation S-K promulgated under the Securities Act. The Issuer has not, directly or indirectly, extended or maintained credit, or arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any of its directors or executive officers in violation of applicable laws, including Section 402 of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith.
(q)Convertible Securities. As of the date hereof:
(a)other than rights to purchase 19,535,134 Ordinary Shares pursuant to the employee share purchase plan and warrants to purchase 14,074,986 Ordinary Shares, there are no outstanding convertible securities or securities, notes or instruments convertible into or exercisable for any equity interests of the Issuer or its Subsidiaries or options, warrants, subscriptions or other rights to acquire capital stock or other equity interests of the Issuer or its Subsidiaries;
(b)except as set forth in the SEC Documents and that certain Purchase Agreement dated November 15, 2021 by and between the Issuer and Lincoln Park Capital Fund, LLC, other than this Agreement, there are no commitments, agreements or understandings of any kind, including employee benefit arrangements, relating to the issuance or repurchase by the Issuer or its Subsidiaries of any Ordinary Shares or other equity interests of the Issuer or its Subsidiaries, any convertible securities or securities, notes or instruments convertible or exercisable for securities or any such options, warrants or rights; and
(c)neither the Issuer nor any of its Subsidiaries has a shareholder rights plan or similar plan in effect.

(r)Voting or Control Agreements. To the knowledge of the Issuer, no agreement is in force or effect which in any manner affects the voting or control of any of the securities of the Issuer (other than under collateral agreements in favor of a secured creditor to whom any such securities have been pledged or in which such secured creditor has a security interest).
(s)Restrictions on Business. Except as set forth on Schedule 8 of the Disclosure Letter, neither the Issuer nor any of its Subsidiaries is a party to or bound by a Material Agreement, which expressly limits the freedom of the Issuer or any Subsidiary to compete in any line of business, transfer or move any of its assets or operations which materially and adversely affects, or could reasonably be expected to materially and adversely affect, the business practices, operations or condition of the Issuer or any Subsidiary.
(t)No Consents Required. No consent, approval, authorization, order, registration or qualification of or with any governmental authority or stock exchange is required for the execution, delivery and performance by the Issuer of this Agreement, the issuance and sale by the Issuer of the Convertible Notes, the Warrants and the Underlying Shares, except for those which have already been obtained and the approval for listing on the Underlying Shares on the NYSE, subject only to official notice of issuance.
(u)Transfer Agent. Computershare Trust Company, N.A. has been duly appointed as registrar and transfer agent for the Ordinary Shares.
(v)Indenture Trustee, Collateral Agent and Paying Agent. Wilmington Savings Fund Society, FSB has been duly appointed as trustee (the “Trustee”), collateral agent and paying agent for the Convertible Notes.
(w)Solvency. On and immediately after the Closing Date, the Issuer and each of the Guarantors will be solvent and neither the Issuer nor any Guarantor is the subject of any voluntary or involuntary case or proceeding seeking liquidation, reorganization, administration or other relief with respect to itself or its debts under any bankruptcy or insolvency law.
(x)No Stabilization. Neither the Issuer nor any of its Subsidiaries has taken, directly or indirectly, any action designed to cause or result in, or which has constituted or which might reasonably be expected to constitute, the stabilization or manipulation of the price of the Convertible Notes, the Warrants or the Underlying Shares in violation of Regulation M under the Exchange Act.
(y)No Registration and Trust Indenture Act. Assuming the accuracy of the representations and warranties of the Subscribers contained herein and their compliance with the agreements set forth herein and therein, respectively, it is not necessary, in connection with the issuance and sale of the Convertible Notes and the Warrants to Subscriber, to register the Convertible Notes or the Warrants under the Securities Act or to qualify the Indenture under the Trust Indenture Act of 1939, as amended.
(z)Federal Reserve System. None of the transactions contemplated by this Agreement (including, without limitation, the use of the proceeds from the sale of the Convertible Notes and the Warrants), will violate or result in a violation of Section 7 of the Exchange Act, or any regulation promulgated thereunder, including, without limitation, Regulations T, U and X of the Board of Governors of the Federal Reserve System.
(aa)[Reserved].
(ab)Proposed Acquisition. There are no material agreements, contracts, arrangements or understandings with any persons relating to the acquisition or proposed acquisition by the Issuer of any material interest in any business (or part of a business) or corporation (other than any such acquisition that has been consummated), nor are there any other specific contracts or agreements in respect of any such matters in contemplation.
(ac)Intellectual Property Rights.
(a)The Issuer and its Subsidiaries own or possess or have a license or other right to use (or reasonably believe it can acquire on reasonable terms) all Intellectual Property and rights as are necessary to conduct their respective businesses as now conducted, except as such failure to own, possess, or acquire such rights would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. The Issuer and its Subsidiaries exercise such licenses or rights without any infringement, misappropriation, violation, or dilution upon Intellectual Property rights of others which could reasonably be expected to have a Material Adverse Effect.
(b)The Issuer and its Subsidiaries have complied with all requirements in applicable laws and regulations on the right in employee inventions, including but not limited to the requirements in the Finnish Act on the Right in Employee Inventions (1967/656, as amended) pertaining to notice by employer claiming rights in employee inventions.
(c)No holding, decision or judgment has been rendered by any Governmental Authority against Issuer or any of its Subsidiaries which limits, cancels or questions the validity of, or any of Issuer’s or its Subsidiaries’ rights in, any Material IP (including any Assigned Patents) owned by Issuer or any of its Subsidiaries. No action or proceeding is pending, or threatened, as of the date hereof (i) seeking to limit, cancel or question the validity of, or any of Issuer’s or its Subsidiaries’ ownership interest in, any Intellectual Property owned by Issuer or any of its Subsidiaries except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, or (ii) which, if adversely determined, could reasonably be expected to adversely affect the value of any such Material IP or otherwise could reasonably be expected to have a Material Adverse Effect. To the knowledge of the Note Parties, there is no valid basis for any such litigation, opposition, cancellation, proceeding, objection or claim. None of the Assigned Patents that are part of Material IP has ever been found invalid, unpatentable, or unenforceable for any reason in any proceeding and Issuer and its Subsidiaries have no knowledge of and has not received any notice or information of any kind suggesting that any of the Assigned Patents may be invalid, unpatentable, or unenforceable. If any of the Assigned Patents are terminally disclaimed to another patent or patent application, all patents and patent applications subject to such terminal disclaimer are included in the Assigned Patents.

(d)Neither the Issuer nor any of its Subsidiaries, nor the conduct or operation of any of their business, nor any product or service of Issuer or any of its Subsidiaries has in the past or is currently infringing, violating or misappropriating the Intellectual Property rights of any other Person except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No action or proceeding is pending, or threatened, as of the date hereof alleging Issuer or any of its Subsidiaries, the conduct of their businesses, or any of their products or services infringes, violates or misappropriates the Intellectual Property rights of any other Person. To the knowledge of the Note Parties, there are no facts or circumstances that would reasonably give rise to any claim that Issuer or any of its Subsidiaries does not have the exclusive, legal right to own, enforce, sell, encumber, license, sublicense, lease or otherwise use or transfer any Material IP owned or purported to be owned by Issuer or any of its Subsidiaries. The Issuer and its Subsidiaries do not have any knowledge of any development of similar or identical trade secrets or technical information by others.
(e)None of the Issuer’s or its Subsidiaries’ Material IP has expired or terminated, or, by the terms and conditions thereof, could expire or terminate within two (2) years from the date of this Agreement.
(f)Schedule 11(a) of the Disclosure Letter contains a true, accurate and complete list of (i) all registered and pending applications for registration of Intellectual Property and all material unregistered Intellectual Property (including unregistered but material trademarks, domain names and all proprietary software and databases, data sets, and data) owned by, or exclusively licensed to, any Note Party (in each case relating to each item of such Intellectual Property, the relevant details for each such item such as registration or application number, the jurisdiction in which each such item is relevant, and also the owner of each such item), and (ii) all Material IP Agreements, including agreements under which: (1) the Issuer or any Subsidiary uses or has the right to use any Material IP owned by a third party; (2) the Issuer or any Subsidiary has granted a license or sublicense to any third party to use any Material IP (excluding any agreements under which the Issuer or any Subsidiary has licensed its products to customers, distributors, contract manufacturers, consultants or development partners on a non-exclusive basis in the ordinary course of business); and (3) any Material IP is or has been developed by or for the Issuer or any Subsidiary or assigned to the Issuer or any Subsidiary (other than agreements with consultants, employees or individual contractors engaged in connection with the development of Intellectual Property on a form made available to the Subscriber). Each Material IP Agreement listed in clause (ii) of the immediately preceding sentence is in full force and effect and Issuer is not and has not been in default and does not have knowledge of any default that has occurred by the other party thereto, and each such Material IP Agreement constitutes the legally valid and binding obligation of each applicable Note Party and the other party thereto, enforceable against such Note Party and to the knowledge of Issuer, the other party thereto in accordance with its terms. Except as set forth in Schedule 11(a) of the Disclosure Letter or for non-exclusive licenses of Intellectual Property granted by the Issuer or any Subsidiary in the ordinary course of business (to the extent constituting a Permitted Lien), none of the Intellectual Property of the Issuer or any Subsidiary is the subject of any license, sublicense or agreement pursuant to which the Issuer or any Subsidiary is the licensor. The Issuer and its Subsidiaries have not received any written notice of termination or cancellation under any IP License, or is in breach or in violation, in any material respect of any IP License, and, to the knowledge of the Note Parties, no third party is in breach or violation, in any material respect, of any IP License. All registered or issued Intellectual Property and pending applications for registration of Intellectual Property owned by Issuer or any of its Subsidiaries set forth on Schedule 11(a) of the Disclosure Letter is valid, subsisting, unexpired and enforceable and has not been abandoned. The Issuer and its Subsidiaries have made or performed all commercially reasonable acts, including without limitation filings, recordings and payment of all required fees and taxes, required to maintain and protect its and their interest in each and every item of Intellectual Property set forth on Schedule 11(a) of the Disclosure Letter.
(g)Upon completion of the conditions set forth in Schedule G to the Indenture, all employees and contractors of the Issuer or any of its Subsidiaries who were involved in the creation or development of any Intellectual Property for Issuer or any of its Subsidiaries that is necessary to their businesses have signed valid and enforceable written agreements with the Issuer or one of its Subsidiaries that validly and presently assigns all Intellectual Property rights to Issuer or one of its Subsidiaries, as applicable, and containing obligations of confidentiality. No former or current employee or contractor of the Issuer or any of its Subsidiaries is in violation of any term of such agreement. No former or current employee or contractor of the Issuer or any of its Subsidiaries has asserted in writing against any the Issuer or any of its Subsidiaries any claim or right to any of the Material IP owned or purported to be owned by the Issuer or any of its Subsidiaries.
(h)Except as may be disclosed to the Collateral Agent in writing prior to the Closing Date, the Issuer and each of its Subsidiaries have obtained and properly recorded previously executed assignments from inventors and all other Persons for the Assigned Patents as necessary to fully perfect their rights and title therein in accordance with applicable Law in each respective jurisdiction. All inventors named on the Assigned Patents are true and correct.
(i)To the extent “small entity” fees were paid to the United States Patent and Trademark Office for any Assigned Patent, such reduced fees were then appropriate because the payor qualified to pay “small entity” fees at the time of such payment and specifically had not licensed rights in any Assigned Patent to an entity that was not a “small entity”.
(j)The Issuer and each of its Subsidiaries, have taken all reasonable and necessary steps to maintain and enforce the Material IP and Material IP Agreements. The Issuer and each of its Subsidiaries have taken all reasonable measures and has reasonable policies and internal procedures (as necessary and/or as required by Applicable Law) to maintain and protect the confidentiality and value of all Trade Secrets that are owned, used or held by Issuer and its Subsidiaries, and the Issuer and its

Subsidiaries do not have any knowledge of such Trade Secrets being used, disclosed to or discovered by any other Person except with proper authorization pursuant to a valid and appropriate non-disclosure and/or license agreement which has not been breached. Neither Issuer nor any Subsidiary has received any notice from any third party that there has been an unauthorized use or disclosure of any Trade Secrets in relation to the businesses of Issuer or its Subsidiaries.
(k)Except as set forth on Schedule 11(b) of the Disclosure Letter, no Material IP owned by the Issuer or any of its Subsidiaries has been developed, created, or modified with any funding from any governmental entity or academic institution. No Person who was involved in, or who contributed to the creation or development of any Material IP owned by the Issuer or any of its Subsidiaries, has performed services for the government, university, college, or other educational institution or research center in a manner that would affect the Issuer’s or any of its Subsidiaries’ rights in any Material IP owned by the Issuer or any of its Subsidiaries or restrict the manner in which rights are currently used or contemplated to be used in the operation of their businesses.
(l)No proprietary software owned by or distributed to any customers by Issuer or any of its Subsidiaries is subject to any obligation or condition under any “open source” license, such as the GNU Public License, Lesser GNU Public License or Mozilla Public License, that would require or condition the use or distribution of such software on the disclosure, license or distribution of any source code for any portion of such software that is owned by Issuer or any of its Subsidiaries, except as would not reasonably be expected to have a Material Adverse Effect. No event has occurred, and no circumstance exists, that will, or could result in the disclosure or delivery to any third party of any proprietary software source code owned by or exclusively licensed to any Issuer or any of its Subsidiaries. Issuer and its Subsidiaries are in actual possession of and have sufficient control and rights over, and have complete, valid and enforceable rights to use without restriction, a complete and correct copy of all proprietary software including any source code, netlists, mask works, algorithms, data, data sets and databases used in, held for use in, or necessary for the conduct of their respective businesses including, in each case, that of its employees and customers.
(ad)No Material Defaults. The Issuer has not defaulted and subsequently not remedied on any installment on indebtedness for borrowed money or on any rental on one or more long-term leases.
(ae)Title. The Issuer and its Subsidiaries own no real property. Except as disclosed in the SEC Documents, the Issuer and its Subsidiaries have good and marketable title in all personal property owned by them (other than intellectual property, which is covered in Section 3(cc) above) that is material to the business of the Issuer and its Subsidiaries, taken as a whole, in each case free and clear of all liens, encumbrances and defects (“Liens”), except for Permitted Liens. Any real property and facilities held under lease by the Issuer and its Subsidiaries are held by them under valid, subsisting and enforceable leases with which the Issuer and its Subsidiaries, as applicable, are in material compliance, except those leases (i) that are not material and do not interfere with the use made and proposed to be made of such real property and facilities by the Issuer and its Subsidiaries or (ii) the loss of which would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.
(af)Environmental Laws. Except as disclosed in the SEC Documents, the Issuer and its Subsidiaries: (i) are in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) are in compliance with all terms and conditions of any such permit, license or approval, except where, in each of the three foregoing clauses, the failure to so comply could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(ag)[Reserved].
(ah)Insurance. The Issuer maintains insurance covering its properties, operations, personnel and businesses that the Issuer reasonably deems adequate; such insurance insures against such losses and risks to an extent which is adequate in accordance with customary industry practice to protect such persons and the business of the Issuer; all such insurance is fully in force on the date hereof and will be fully in force on the Closing Date. The Issuer has no reason to believe that it will not be able to renew such existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not be reasonably expected to have a Material Adverse Effect on the Issuer.
(ai)Benefit Plans; Labor Matters. Each benefit and compensation plan, agreement, policy and arrangement that is maintained, administered or contributed to by the Issuer for current or former employees or directors of, or independent contractors with respect to, the Issuer has been maintained in material compliance with its terms and the requirements of any applicable statutes, orders, rules and regulations, and the Issuer has complied in all material respects with all applicable statutes, orders, rules and regulations in regard to such plans, agreements, policies and arrangements. Each stock option granted under any equity incentive plan of the Issuer (each, a “Stock Plan”) was granted with a per share exercise price no less than the market price per common share on the grant date of such option in accordance with the rules of the NYSE, and no such grant involved any “back-dating,” “forward-dating” or similar practice with respect to the effective date of such grant; each such option (i) was granted in compliance in all material respects with applicable laws and with the applicable Stock Plan(s), (ii) was duly approved by the Board of Directors or a duly authorized committee thereof, and (iii) has been properly accounted for in the Issuer’s financial statements and disclosed, to the extent required, in the Issuer’s filings or submissions with the SEC and the NYSE. No labor problem or dispute with the employees of the Issuer exists or is threatened or imminent, and the Issuer is not aware of any existing or imminent labor disturbance by the employees of any of its principal suppliers or contractors, that would have a Material Adverse Effect.
(aj)Data, IT Systems, Privacy.

(a)The Note Parties and their Subsidiaries have lawful rights to use all data, data sets and databases, confidential data, information, and data compilations contained in the IT Systems or any databases of the Note Parties and their Subsidiaries, including Personal Information, that are necessary to conduct their respective businesses (including their products), as currently conducted (collectively, “Company Data and Data Sets”).
(b)No product, system, program or software module designed, developed, distributed or otherwise made available by Issuer or any of its Subsidiaries to any Person, including products and services, contains any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus”, “ransomware” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming, interfering with or otherwise impeding in any manner the intended operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without the consent of the user (“Harmful Code”).
(c)All IT Systems of the business of Issuer and its Subsidiaries are functioning properly in accordance with the material specifications under which they have been supplied, do not contain any Harmful Code or defect, and operate and perform as necessary to conduct the business of the Issuer and its Subsidiaries as presently conducted. In the past twelve (12) months, there has been no malfunction, failure, continued substandard performance, denial-of-service, or other Security Incident, including in relation to the IT Systems that has resulted or is reasonably likely to result in the introduction of any Harmful Code into its products or any other material disruption or damage to Issuer or any of its Subsidiaries. The Issuer and its Subsidiaries own or otherwise have a right to use the IT Systems in the manner currently used except where the absence of, or the failure to obtain, such right, would not reasonably be expected to be material to the Issuer and its Subsidiaries, taken as a whole. Neither Issuer nor its Subsidiaries nor any third party acting at the direction or authorization of the foregoing parties have paid any perpetrator of any actual or threatened cyber-attack or Security Incident. Issuer and its Subsidiaries are in compliance in all material respects with all contractual obligations to which it is a party concerning data protection, breach notification, the security and privacy of the IT Systems and information contained therein (including in relation to Intellectual Property and the transfer, disclosure and use of Personal Information, and other information subject to confidentiality obligations). Issuer and its Subsidiaries have a commercially reasonable information security program that is designed to safeguard the confidentiality, availability, security, and integrity of the IT Systems of Issuer and its Subsidiaries. Neither of the business of Issuer nor any of its Subsidiaries has suffered any Security Incidents in the past twelve (12) months that have resulted in a third party obtaining access to any proprietary or confidential information of Issuer or any of its Subsidiaries or any third parties.
(d)Other than as set forth on Schedule 16 of the Disclosure Letter, Issuer and its Subsidiaries are in compliance with, in all material respects, all applicable Laws (including Privacy Laws), rules, and regulations governing the collection and use of Personal Information and such collection and use is in accordance in all respects with such member of Issuer’s and each Subsidiaries’ privacy policy. Other than as set forth on Schedule 16 of the Disclosure Letter, there are not, and have not been, in the past three (3) years, any investigations, allegations, claims or occurrences pertaining to an actual or potential Security Incident. Issuer and its Subsidiaries have implemented commercially reasonable data security policies and procedures designed to safeguard the confidential information of Issuer and its Subsidiaries (including the confidential information of Issuer and its Subsidiaries’ customers), as well as all Personal Information collected by Issuer and its Subsidiaries both on its own behalf and on behalf of third parties. In the past three (3) years, neither Issuer nor any of its Subsidiaries has (i) experienced any unauthorized access, use, or disclosure of, or data breach or other Security Incident involving Personal Information in its possession or control that has been material to the Issuer and its Subsidiaries as a whole, or (ii) been subject to or received any notice of any proceeding by any Governmental Authority, supervisory authority, or other Person concerning Issuer’s or any of its Subsidiaries’ collection, use, processing, storage, transfer, or protection of Personal Information or any actual, alleged, or suspected material violation of any applicable Law (including Privacy Laws) concerning privacy, data security, or data breach notification, and there are no facts or circumstances that could reasonably be expected to give rise to any such proceedings.
(e)Other than as set forth on Schedule 16 of the Disclosure Letter, Issuer and its Subsidiaries have issued appropriate privacy notices to, and obtained valid consents from (where necessary), data subjects which materially comply with the requirements of the applicable Privacy Laws, and any Processing of Personal Information by or on their behalf has been in accordance with such notices and consents, to the extent applicable.
(f)Issuer and its Subsidiaries have in place written agreements with any third party with access to Personal Information, including processors, designed to ensure that such third party respects and maintain the confidentiality and security of the Personal Information and comply at all times with Privacy Laws, and such written agreements with processors include processing provisions as required under Privacy Laws.
(g)As at the date hereof: (i) no data subject has been awarded compensation by a supervisory authority or by a court of law from the Issuer or any of its Subsidiaries under any Privacy Laws; (ii) no order has been made by a supervisory authority or a court of law against the Issuer or any of its Subsidiaries for access to, the rectification, restriction, blocking, erasure, or destruction of any Personal Information under any Privacy Laws; and (iii) any transfer of Personal Information by the Issuer or any of its Subsidiaries outside of the European Economic Area or the United Kingdom materially complies, and have materially complied at all times, with Privacy Laws.

The words “data subject”, “personal data breach”, “processor”, and “supervisory authority” in this Agreement shall have the meaning given to them under Privacy Laws.
(ak)Withholding Tax. All payments to be made by the Issuer or the Guarantors under this Agreement and all interest, principal, premium, if any, additional amounts, if any, and other payments by the Issuer or the Guarantors on or under the Convertible Notes and the Ordinary Shares under the current laws and regulations of the Cayman Islands and the United Kingdom and in each case any political subdivision thereof or any authority or agency having power to tax therein or thereof, or of any other jurisdiction the Issuer or the Guarantors, as the case may be, are organized, resident or are otherwise engaged in business or any jurisdiction from or through which a payment is made under or with respect to the Convertible Notes (each, a “Relevant Taxing Jurisdiction”) are not subject to withholding or deduction for, or on account of, any taxes, assessments, levies, fees, imposts, duties or charges (“Taxes”) (in relation to UK withholding tax in respect of payments on the Convertible Notes, following the completion of the listing of the Convertible Notes on The International Stock Exchange (or another “recognised stock exchange” within the meaning of section 1005 of the Income Tax Act 2007)).
(al)Taxes. The Issuer and each of its Subsidiaries has made or filed all federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject (unless and only to the extent that the Issuer and each of its Subsidiaries has set aside on its books provisions reasonably adequate for the payment of all unpaid and unreported taxes) and has paid all taxes and other governmental assessments and charges imposed upon it or upon its income or profits or in respect of its property otherwise due and payable, except those being contested in good faith by appropriate proceedings diligently conducted and for which reasonably adequate reserves have been set aside for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply in accordance with GAAP, and except as could not reasonably be expected to have a Material Adverse Effect. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Issuer know of no basis for any such claim.
(am)Stamp taxes. No stamp, documentary, registration, issuance, transfer or other similar taxes or duties are payable in the United Kingdom, Cayman Islands, the United States of America, the Republic of Ireland or Finland on the (i) creation, issuance or delivery of the Convertible Notes pursuant hereto, (ii) execution or (where applicable) delivery of the Note Documents (other than fees payable in relation to filings relating to the grant and perfection of security interests in the Collateral), (iii) initial subscription for the Convertible Notes by the Subscriber, (iv) conversion of the Convertible Notes into Underlying Shares or the subscription for the Ordinary Shares thereunder or (v) exercise of the Warrants by the Subscriber or the subscription of Underlying Shares by the Subscriber thereunder, except for non-material administrative charges relating to the necessary registrations under the Finnish Security Documents (as defined in the Indenture) (the documents mentioned within will be subject to nominal stamp duty payable to the Government of the Cayman Islands if they are executed in or brought into the Cayman Islands, but will otherwise not be subject to any stamp duty).

(an)Compliance with Laws; Regulatory Other than as set forth on Schedule 16 of the Disclosure Letter, during the 12-month period immediately preceding the date hereof, the Issuer and each of its Subsidiaries: (A) is and at all times has been in material compliance with all Applicable Law applicable to Issuer and its Subsidiaries other than any non-compliance that would not reasonably be expected to have a material effect on the Issuer and its Subsidiaries as a whole; (B) have not received any written notice of, or been subject to, any adverse inspection, finding of deficiency, finding of non-compliance, 483 observation, It-Has-Come-To-Our-Attention, warning or untitled letter, investigation, civil or criminal proceeding, hearing, suit, demand, claim, complaint, inquiry, proceeding, penalty, untitled letter, warning letter, seizure, injunction, debarment, prosecution, or other compliance or enforcement action relating to Products, the Product Authorizations or Regulatory Permits, or to the business of the Note Parties, their Subsidiaries, or to any of their respective directors, officers, or employees, including any actions by (i) FDA, the U.S. Department of Health and Human Services’ Office of the Inspector General, the U.S. Department of Justice, or any attorney general of any State of the United States, or (ii) any other equivalent Governmental Authority in any other jurisdiction , in each case, aside from ordinary course audits, reviews or inquiries by a Governmental Authority in relation to such Person’s compliance with Applicable Laws; (C) except as disclosed in the SEC Documents, possess all Material Regulatory Permits and Product Authorizations and such Material Regulatory Permits and Product Authorizations are valid, in full force and effect and, to the Issuer’s knowledge, are not in default or subject to any suspensions or encumbrances, and are not in violation of any term of any such Material Regulatory Permits and Product Authorizations, and the Issuer and its Subsidiaries have no knowledge of any circumstances that could reasonably be expected to result in it being in default of any such Regulatory Permits and Product Authorizations, or for any such Regulatory Permits and Product Authorizations to be canceled, suspended, revoked, or otherwise encumbered; (D) except as disclosed in the SEC Documents, have not received written notice of any claim, action, suit, proceeding, hearing, enforcement, investigation, arbitration or other action from any Governmental Authority or third party alleging that any Product, operation or activity is in violation of any Applicable Laws or Regulatory Permits and have no knowledge that any such Governmental Authority or third party is considering any such claim, litigation, arbitration, action, suit, investigation or proceeding; (E) except as disclosed in the SEC Documents, have not received written notice that any Governmental Authority has taken, is taking or intends to take action to limit, suspend, modify or revoke any Regulatory Permits or Product Authorizations and the Issuer has no knowledge that any such Governmental Authority is considering such action; and (F) have filed, obtained, maintained or submitted all material reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments as required by any Applicable Laws or Material Regulatory Permits or Product Authorizations and that all such reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments were complete and correct in all material respects on the date filed (or were corrected or supplemented by a subsequent submission). All Products subject to FDA Laws are designed, manufactured, processed, packaged, tested, distributed and held in material compliance with the applicable requirements of the FDCA and other FDA Laws, including but not limited to applicable current good manufacturing practice requirements under the Quality System Regulations (“QSR”) in 21 CFR Part 820. If applicable and required under the FDCA, the Issuer and its Subsidiaries shall qualify, audit and inspect its

Product Suppliers for the Products to ensure compliance with the current good manufacturing practice requirements in the QSR, and other applicable requirements under the FDCA and applicable Laws. Neither the Issuer, nor its Subsidiaries, nor the principals or employees of either the Issuer or its Subsidiaries: (1) have been debarred by the FDA pursuant to 21 U.S.C. § 335a; (2) are currently under an investigation or proceedings that might lead to such debarment; or (3) have engaged in any acts or omissions that could reasonably be expected to result in such debarment. Neither the Issuer, nor its Subsidiaries, nor, to Issuer’s knowledge, any of the respective principals, employees, contractors, or other representatives of the Issuer or its Subsidiaries have made an untrue statement of a material fact or fraudulent statement to the FDA or other regulatory authority, failed to disclose a material fact required to be disclosed to the FDA or any other regulatory authority with respect to the Issuer or any of its products, or committed any act, made any statement, or failed to make any statement that, at the time such disclosure was made, could reasonably be expected to provide a basis for the FDA or any other or regulatory authority to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy. There have not been any Product recalls, field actions, corrections, market withdrawals, or removals ordered by FDA or any other Governmental Authority, or voluntarily initiated by the Note Parties, or any of their Subsidiaries. There are no seizures or other adverse administrative, regulatory or legal actions taken or, to the Issuer’s knowledge, threatened, by FDA or any other Governmental Authority relating to any Products; the business of the Note Parties, any of their Subsidiaries; or any facilities where any Products are manufactured, sold, distributed, tested, developed, studied, investigated, processed, packaged, labeled, or stored. During the 12-month period immediately preceding the date hereof, to the Issuer’s knowledge and to the extent required by applicable Laws, the studies, tests and preclinical and clinical trials conducted by or on behalf of the Issuer with respect to the Products were and, if still pending, are, in all material respects, being conducted in accordance with experimental plans, protocols, procedures and controls pursuant to accepted professional scientific standards, all Applicable Laws, including applicable good laboratory practices (GLPs) or good clinical practices (GCPs), any Regulatory Permits or Product Authorizations, and any requirements or directions from institutional review boards (IRBs) with oversight over such studies, tests, and trials. The Issuer has not received any written notices or correspondence from FDA or any other Governmental Authority requiring the termination, suspension or material modification of any studies, tests or preclinical or clinical trials conducted by or on behalf of the Issuer or its Subsidiaries. To the knowledge of the Issuer, no Note Party or any of its Subsidiaries promotes, markets, communicates, implies, or otherwise indicates, or has promoted, marketed, communicated, implied, or otherwise indicated to any third party, including but not limited to healthcare providers, patients, and distributors, that Products can be used for intended uses that are not authorized by or that are outside the scope of the intended uses that are authorized by the Regulatory Permits and Product Authorizations. Other than as set forth on Schedule 16 of the Disclosure Letter, each Note Party and each of their respective Subsidiaries is in material compliance with the requirements of any applicable Privacy Laws. To the knowledge of the Note Parties, none of the Products is currently, nor for the past twelve (12) months has been, the subject of any claim or allegation, formal or informal, that any Product, or its use, is defective so as to result in or proximately cause any injury to any Person or property. To Issuer’s knowledge, there have not been any events that must be reported to FDA or other

Regulatory Authorities under FDA Laws, including but not limited to medical device reports required by 21 C.F.R. Part 803 or similar Laws, or unanticipated device adverse effects required by 21 C.F.R. Part 812 or similar Laws, relating to the use of any Products.
(ao)Disclosure. Except with respect to the material terms and conditions of the transactions contemplated by this Agreement that will be timely publicly disclosed by the Issuer, the Issuer confirms that neither it nor any other Person acting on its behalf has provided the Subscriber or its agents or counsel with any information that it believes constitutes material, non-public information. The Issuer understands and confirms that the Subscriber will rely on the foregoing representation in effecting purchases and sales of securities of the Issuer. All of the disclosure furnished by or on behalf of the Issuer to the Subscriber regarding the Issuer, its business and the transactions contemplated hereby is true and correct and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Issuer acknowledges and agrees that the Subscriber neither makes nor has made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Section 3 hereof.
(ap)Investment Company Act. Neither the Issuer nor any of the Guarantors is or will be, after giving effect to the sale of the Convertible Notes, the Warrants and the Underlying Shares and the application of the proceeds thereof, required to register as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
(aq)Finder’s Fees. The Issuer has not incurred any liability for any finder’s fees, brokerage commissions or similar payments in connection with the transactions herein contemplated, except as may otherwise exist with respect to Cowen and Company, LLC (the “Placement Agent”) in connection with transactions contemplated by this Agreement.
(ar)Financial Crimes; Sanctions; Export Controls. Neither the Issuer nor any of its Subsidiaries nor, to the knowledge of the Issuer, any director, officer, agent, employee or affiliate of the Issuer or any Subsidiary is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the Anti-Corruption Laws, including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any Person, including. without limitation, “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of Anti-Corruption Laws; and the Issuer, each of its Subsidiaries and, to the knowledge of the Issuer, its affiliates have conducted their businesses in compliance with Anti-Corruption Laws and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith. The operations of the Issuer and each of its Subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements and Anti-Money Laundering Laws and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Issuer or any of its Subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Issuer, threatened. Neither the Issuer nor any of its Subsidiaries, nor to the knowledge of the Issuer any of the directors, officers or employees, agents, affiliates or representatives of the Issuer or each of its Subsidiaries, is an individual or entity that is, or is owned or controlled by an individual or entity that is: (i) the subject of any sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control, the United Nations Security Council, the European Union or any Member State, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), nor (ii) located, organized or resident in a country or territory that is the subject of comprehensive Sanctions (including, without limitation, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, Crimea, Cuba, Iran, North Korea and Syria), Venezuela, or Russia. Neither the Issuer nor any of its Subsidiaries will, directly or indirectly, use the proceeds of the transactions contemplated hereby, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other individual or entity: (i) to fund or facilitate any activities or business of or with any individual or entity or in any country or territory that, at the time of such funding or facilitation, is the subject of comprehensive Sanctions or Russia or (ii) in any other manner that will result in a violation of Sanctions by any individual or entity (including any individual or entity participating in the transactions contemplated hereby, whether as underwriter, advisor, investor or otherwise). For the past twelve (12) months, neither the Issuer nor any of its Subsidiaries has engaged in, and is not now engaged in, any dealings or transactions with any individual or entity, or in any country or territory, that at the time of the dealing or transaction is or was the subject of Sanctions. To the extent applicable, each of the Issuer and its Subsidiaries is in compliance with the Export Control Reform Act, the Arms Export Control Act, the Export Administration Regulations and the International Traffic in Arms Regulations, the Export Control Act 2002 (United Kingdom) each as amended from time to time, and any similar law applicable to the operations or activities of Issuer or any of its Subsidiaries in any jurisdiction (the “Export Control Regulations”). Within the past twelve (12) months, neither the Issuer or any of its Subsidiaries have engaged in transactions with, or exported any products, services or associated technical data in violation of applicable Export Control Regulations: (i) into (or to a national or a permanent resident of) the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, Crimea, Cuba, Iran, North Korea and Syria; or (ii) to any person or entity included on the list of Specially Designated Nationals and Blocked Persons maintained by OFAC or the Denied Persons or Entity Lists maintained by the U.S. Department of Commerce as of the date of such transaction or export; or (iii) that would otherwise constitute a violation of the Export Control Regulations. The Issuer and its Subsidiaries have instituted policies and procedures designed to ensure, and which are reasonably expected to ensure, compliance with Sanctions, the Export Control Regulations, and with the representation and warranty contained herein.
(as)Material Agreements. Schedule 8 of the Disclosure Letter (as supplemented from time to time) contains a true, correct and complete list of all the Material Agreements of the Issuer, each Guarantor, and each of their Subsidiaries and all such Material Agreements are in full force and effect and no defaults currently exist thereunder which would be adverse to Issuer and its Subsidiaries or the Secured Parties in any material respect except as disclosed in the Disclosure Letter.

(at)Due Diligence Matters. All documents and information delivered and provided by or on behalf of the Issuer to Subscriber as a part of its due diligence in connection with the Offering were complete and accurate in all material respects.
(au)Listing and Maintenance Requirements. The Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act, and the Issuer has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of such Ordinary Shares pursuant to the Exchange Act nor has the Issuer received any notification that the SEC is currently contemplating terminating such registration. The Issuer has not, in the twelve (12) months preceding the date hereof, received any notice from any person to the effect that the Issuer is not in compliance with the listing or maintenance requirements of the NYSE. The Issuer is in compliance with all such listing and maintenance requirements.
(av)No General Solicitation. Neither the Issuer nor any Person acting on its behalf has engaged or will engage in any form of general solicitation or general advertising (as such terms are used in Regulation D under the Securities Act) in connection with any offer or sale of the Convertible Notes and the Warrants.
(aw)No Regulatory Restrictions on Issuance, Guarantees or Upstreaming Cashflows. None of the Issuer, the Guarantors or their Subsidiaries is subject to regulation under any other applicable law, treaty, rule or regulation or determination of an arbitrator or court or other Governmental Authority or any other contractual restriction that limits its ability to incur or guarantee any Indebtedness under the Convertible Notes or any Note Document or to permit its Subsidiaries to upstream dividends and other distributions in the manner contemplated by Section 4.37 of the Indenture except as provided in Section 13.02 of the Indenture and as would not be adverse to the ability of the Issuer and its Subsidiaries to perform under the Note Documents in any material respect.
(ax)Rank of Debt. The obligations of each of the Issuer and the Guarantors under the Note Documents to pay the principal of and interest on the Convertible Notes and any and all other amounts due thereunder constitute direct and unconditional senior obligations of each such Person and will at all times rank at least equal in right of payment with all other present and future indebtedness and other obligations of such Person, except for any obligations in respect of employee compensation and benefits and taxes and other Permitted Liens in respect of (i) obligations that are immaterial in the aggregate to the Issuer, the Guarantors and their Subsidiaries, taken as a whole, which have priority under the laws of each Relevant Jurisdiction, (ii) any obligations in respect of creditors whose claims are mandatorily preferred by laws of general application to companies or (iii) the obligations of the Guarantor under the Finnish Security Agreement, as defined in the Indenture, which are partially subordinated pursuant to the provisions of Finnish law on priority of payments. “Relevant Jurisdiction” means in relation to the Issuer, the Guarantors and their Subsidiaries (as applicable): (a) its jurisdiction of incorporation; (b) the jurisdiction whose laws govern the perfection of any Collateral or Security Document (as applicable) entered into by it; and (c) any jurisdiction where it conducts its business.
(ay)No Set-off. The obligations of the Issuer and the Guarantors under the Note Documents are not subject to any defense, set-off or counterclaim by any of the Issuer or the Guarantors or any circumstance whatsoever which might constitute a legal or equitable discharge from its obligations thereunder other than the defense of payment in full.
(az)No Immunity; Proper Legal Form; No Need To Qualify Under each Relevant Jurisdiction or other Applicable Law.
(1) None of the Issuer or the Guarantors nor any of their properties have any immunity from the jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of the United States, and each other Relevant Jurisdiction in respect of its obligations under the Note Documents. To ensure the legality, validity, enforceability or admissibility into evidence in each Relevant Jurisdiction of the Note Documents, it is not necessary that the Note Documents or any other document be filed or recorded with any Governmental Authority in each Relevant Jurisdiction except for the translation into applicable language required by such Relevant Jurisdiction of the Note Documents by an approved translator and the filings relating to the grant and perfection of security interest in the Collateral (as defined in the Indenture).
(2) Each of the Note Documents is in proper legal form under the laws of each Relevant Jurisdiction for the enforcement thereof against any of the Issuer, and, as the context may require, the Guarantors under such laws; other than to the extent that, in the event of enforcement of this Agreement in the courts of any Relevant Jurisdiction, the signatures of the parties signing outside of such country may have to be notarized and apostilled and a translation of this Agreement and/or the Indenture or other Note Documents into the applicable language, prepared by a court-approved translator or other official translator may be required in such Relevant Jurisdiction. The submission to jurisdiction, appointment of the Process Agent, consents and waivers by the Issuer and the Guarantors in Section 9 of this Agreement are valid and irrevocable (subject to the public policy of any Relevant Jurisdiction).
(3) It is not necessary in order for the Collateral Agent or any Secured Party to enforce any rights or remedies under the Note Documents or solely by reason of the execution, delivery and performance by any of the Issuer or the Guarantors of the Note Documents that the Collateral Agent or any Secured Party be licensed or qualified with any Governmental Authority in any Relevant Jurisdiction, or be entitled to carry on business in any of the foregoing.
(ba)Exchange Controls. Under current laws and regulations of each Relevant Jurisdiction and each political subdivision thereof, all interest, principal, premium, if any, and other payments due or to be made on the Convertible Note or otherwise pursuant to the Note Documents may be freely transferred out of such countries and may be paid in, or freely converted into, United States Dollars (subject to applicable Sanctions, as defined in the Indenture).
(bb)Customers and Suppliers. There exists no actual or threatened in writing termination, cancellation or limitation of, or modification to or change in, the business relationship between (a) any of the Issuer or any of its Subsidiaries, on the one hand, and any customer or any group thereof, on the other hand, whose agreements with any of the Issuer or any of their Subsidiaries are individually or in the aggregate material to the business or operations of the Issuer and its Subsidiaries, or (b) any of the Issuer or any of its Subsidiaries, on the one hand, and any supplier or any group thereof, on the other hand, whose agreements with any of the Issuer or any of its Subsidiaries are individually or in the aggregate material to the business or operations of the Issuer and its Subsidiaries; and there exists no present state of facts or circumstances that could give rise to or result in any such termination, cancellation, limitation, modification or change, in each case which could reasonably be expected to result in a Material Adverse Effect.
Each of the Subscribers and the Trustee shall be entitled to rely on each such representation, warranty, certification or other statement made herein or in any Note Document, including, for the avoidance of doubt, all representations and warranties in this Section 3, notwithstanding whether any employee, representative or agent of a Subscriber or Trustee seeking to enforce a remedy hereunder or under any other Note Document knew or had reason to know of any breach or potential breach of any such representation, warranty, certification or other statement and regardless of any investigation by any Subscriber or Trustee.
Section 4.Subscriber Representations and Warranties. Each Subscriber, jointly and severally, represents and warrants as to itself to the Issuer that:
(a)Subscriber (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, and (ii) has the requisite power and authority to enter into and perform its obligations under this Agreement.
(b)This Agreement has been duly executed and delivered by Subscriber, and assuming the due authorization, execution and delivery of the same by the Issuer, this Agreement constitutes the valid and legally binding obligation of Subscriber, enforceable against Subscriber in accordance with its terms, except that the enforcement thereof may be subject to the Enforceability Exception.
(c)The execution and delivery of this Agreement, the purchase of the Convertible Notes and the Warrants and the compliance by Subscriber with all of the provisions of this Agreement and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Subscriber pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Subscriber is a party or by which Subscriber is bound or to which any of the property or assets of Subscriber is subject; (ii) the organizational documents of Subscriber; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Subscriber or any of its properties that, in the case of clauses (i) and (iii), would reasonably be expected to have a Subscriber Material Adverse Effect. For purposes of this Agreement, a “Subscriber Material Adverse Effect” means an event, change, development, occurrence, condition or effect with respect to Subscriber that would reasonably be expected to have a material adverse effect on Subscriber’s ability to consummate the transactions contemplated hereby, including the purchase of the Convertible Notes and the Warrants.
(d)Subscriber (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) that is also an institutional “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act) (a “Qualified Institutional Buyer”), (ii) is acquiring the Convertible Notes and the Warrants only for its own account and not for the account of others, or if Subscriber is subscribing for the Convertible Notes and the Warrants as a fiduciary or agent for one or more investor accounts, each owner of such account is a Qualified Institutional Buyer and Subscriber has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, and (iii) is not acquiring the Convertible Notes, the Warrants and the Underlying Shares (if any) with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act.
(e)Subscriber understands that the Convertible Notes, the Warrants and the Underlying Shares (if any) are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Convertible Notes, the Warrants and the Underlying Shares (if any) have not been registered under the Securities Act or any state securities laws. Subscriber understands that (1) the Convertible Notes, the Warrants and the Underlying Shares (if any) may not be offered, resold, transferred, pledged or otherwise disposed of by Subscriber absent an effective registration statement under the Securities Act, except in accordance with the legend applicable to the Convertible Notes, the Warrants and the Underlying Shares (if any), as set forth in the Indenture, (2) the Issuer shall have no obligation to register any such purported sale, transfer or disposition which violates applicable U.S. Securities Laws (as defined below) or other securities laws, and (3) as a result of these transfer restrictions, Subscriber may not be able to readily resell the Convertible Notes, the Warrants and the Underlying Shares (if any) and may be required to bear the financial risk of an investment in the Convertible Notes, the Warrants and the Underlying Shares (if any) for an indefinite period of time. Subscriber acknowledges and agrees that the Convertible Notes, the Warrants and the Underlying Shares (if any) may not be eligible for offer, resale, transfer, pledge or disposition pursuant to Rule 144 promulgated under the Securities Act (“Rule 144”) after one year from the Closing Date and that the ability to rely on Rule 144 for any such disposition may at any time be proscribed by the provisions of Rule 144(i). Subscriber understands that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Convertible Notes, the Warrants and the Underlying Shares (if any). “U.S. Securities Laws” means all applicable securities laws in the United States, all as now enacted or as the same may from time to time be amended, re-enacted or replaced, and the respective regulations, rules, orders, and forms under such laws.
(f)Subscriber understands and agrees that Subscriber is purchasing the Convertible Notes, the Warrants and the Underlying Shares (if any) directly from the Issuer. Subscriber further acknowledges that there have not been, and Subscriber hereby agrees that it is not relying on, any representations, warranties, covenants or agreements made to Subscriber by the Issuer, the Placement Agent, any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives, any other party to the transaction or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements of the Issuer expressly set forth in this Agreement, and Subscriber hereby represents and warrants that it is relying exclusively on Subscriber’s own sources of information, investment analysis and due diligence (including professional advice Subscriber deems appropriate) with respect to this Subscription of the Convertible Notes, the Warrants and the Underlying Shares (if any), and the business, condition (financial and otherwise), management, operations, properties and prospects of the Issuer, including but not limited to all business, legal, regulatory, accounting, credit and tax matters. Subscriber acknowledges that certain information provided to Subscriber was based on projections, and such projections were prepared based on assumptions and estimates that are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projections. Subscriber acknowledges that such information and projections were prepared without the participation of the Placement Agent and that the Placement Agent does not assume responsibility for independent verification of, or the accuracy or completeness of, such information or projections. No disclosure or offering document has been prepared by the Placement Agent or any of its affiliates in connection with the offer and sale of the Convertible Notes, the Warrants and the Underlying Shares (if any). In connection with the issuance and sale of the Convertible Notes and the Warrants, the Placement Agent has not acted as a financial advisor or fiduciary to any Subscriber. Neither the Placement Agent nor any of its directors, officers, employees, representatives or controlling persons has made any independent investigation with respect to the Issuer, the Convertible Notes, the Warrants, the Underlying Shares (if any) or the completeness, adequacy or accuracy of any information provided to Subscriber by the Issuer. Subscriber agrees that neither the Placement Agent, nor any of its affiliates or any of their or their respective affiliates’ control persons, officers, directors or employees, shall be liable to Subscriber pursuant to this Agreement for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Convertible Notes, the Warrants and the Underlying Shares (if any).
(g)Subscriber is aware that the sale to it is being made in reliance on a private placement exemption from registration under the Securities Act and Subscriber is acquiring the Convertible Notes, the Warrants and the Underlying Shares (if any) for its own account or for an account over which Subscriber exercises sole discretion for another Qualified Institutional Buyer.
(h)In making its decision to purchase the Convertible Notes, the Warrants and the Underlying Shares (if any), Subscriber has relied solely upon independent investigation made by Subscriber and the Issuer’s representations and warranties in Section 3. Subscriber acknowledges and agrees that Subscriber has received, and has had an adequate opportunity to review, such information as Subscriber deems necessary in order to make an investment decision with respect to the Convertible Notes, the Warrants and the Underlying Shares (if any), including with respect to the Issuer and its Subsidiaries and the transaction. Subscriber represents and agrees that Subscriber and Subscriber’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as Subscriber and such undersigned’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Convertible Notes, the Warrants and the Underlying Shares (if any). Subscriber acknowledges and agrees that neither the Placement Agent nor any affiliate of the Placement Agent has provided Subscriber with any information or advice with respect to the Convertible Notes, the Warrants and the Underlying Shares (if any) nor is such information or advice necessary or desired. Neither the Placement Agent nor any of its affiliates has made or makes any representation as to the Issuer or the quality or value of the Convertible Notes, the Warrants and the Underlying Shares (if any) and the Placement Agent and any of its affiliates may have acquired nonpublic information with respect to the Issuer which Subscriber agrees need not be provided to it. In connection with the issuance of the Convertible Notes, the Warrants to Subscriber, neither the Placement Agent nor any of its affiliates has acted as a financial advisor or fiduciary to Subscriber.
(i)Subscriber became aware of this offering of the Convertible Notes, the Warrants and the Underlying Shares (if any) solely by means of direct contact between Subscriber and the Issuer or their respective representatives or affiliates, or by means of contact from any of the Placement Agent, and the Convertible Notes, the Warrants and the Underlying Shares (if any) were offered to Subscriber solely by direct contact between Subscriber and the Issuer or their respective representatives or affiliates, or by contact between Subscriber and the Placement Agent. Subscriber did not become aware of this offering of the Convertible Notes, the Warrants and the Underlying Shares (if any), nor were the Convertible Notes, the Warrants and the Underlying Shares (if any) offered to Subscriber, by any other means, including by any form of general solicitation or general advertising (as such terms are used in Regulation D under the Securities Act).
(j)Subscriber acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Convertible Notes, the Warrants and the Underlying Shares (if

any) and that it is able to fend for itself in the transactions contemplated by this Agreement. Subscriber has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Convertible Notes, the Warrants and the Underlying Shares (if any), and Subscriber has had an opportunity to seek, and has sought, such accounting, legal, business and tax advice as Subscriber has considered necessary to make an informed investment decision. Subscriber acknowledges and agrees that neither the Issuer nor any of its affiliates has provided any tax advice to Subscriber or made any representations or warranties or guarantees to Subscriber regarding the tax treatment of its investment in the Convertible Notes, the Warrants and the Underlying Shares (if any).
(k)Subscriber has analyzed and considered the risks of an investment in the Convertible Notes, the Warrants and the Underlying Shares (if any) and determined that the Convertible Notes, the Warrants and the Underlying Shares (if any) are a suitable investment for Subscriber and that Subscriber is able at this time and in the foreseeable future to bear the economic risk of a total loss of Subscriber’s investment in the Issuer. Subscriber acknowledges specifically that a possibility of total loss exists.
(l)Subscriber understands and agrees that no U.S. federal or state agency has passed upon or endorsed the merits of the offering of the Convertible Notes, the Warrants and the Underlying Shares (if any) or made any findings or determination as to the fairness of this investment.
(m)Subscriber is not, and is not owned or controlled by or acting on behalf of (in connection with the transaction contemplated hereby), a Sanctioned Person. Subscriber is not a non-U.S. shell bank or providing banking services to a non-U.S. shell bank. Subscriber represents that if it is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.), as amended by the USA PATRIOT Act of 2001 and its implementing regulations (collectively, the “BSA/PATRIOT Act”), that Subscriber maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. Subscriber also represents that none of its investors are Sanctioned Persons and that funds held by Subscriber and used to purchase the Convertible Notes and the Warrants are derived from lawful activities. For purposes of this Section, “Sanctioned Person” means at any time any person or entity: (a) listed on any Sanctions-related list of designated or blocked or restricted persons; (b) that is a national of, the government of, or any agency or instrumentality of the government of, or resident in, or organized under the laws of, a country or territory that is the target of comprehensive Sanctions from time to time (including, without limitation, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, Crimea, Cuba, Iran, North Korea and Syria); or (c) majority-owned or controlled by or acting on behalf of any of the foregoing. “Sanctions” means those trade, economic and financial sanctions laws, regulations, embargoes, and restrictive measures (in each case having the force of law) administered, enacted or enforced from time to time by (a) the United States (including without limitation the U.S. Department of the Treasury, Office of Foreign Assets Control, the U.S. Department of State and the U.S. Department of Commerce), (b) the European Union and enforced by its member states, (c) the United Nations, (d) Her Majesty’s Treasury and (e) the Cayman Islands.
(n)If Subscriber is an employee benefit plan that is subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), a plan, an individual retirement account or other arrangement that is subject to section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) or an employee benefit plan that is a governmental plan (as defined in section 3(32) of ERISA), a church plan (as defined in section 3(33) of ERISA), a non-U.S. plan (as described in section 4(b)(4) of ERISA) or other plan that is not subject to the foregoing but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code, or an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”) subject to the fiduciary or prohibited transactions provisions of ERISA or section 4975 of the Code, Subscriber represents and warrants that (i) it has not relied on the Issuer or any of its affiliates (the “Transaction Parties”) as the Plan’s fiduciary or for advice, with respect to its decision to acquire and hold the Convertible Notes, the Warrants and the Underlying Shares (if any), and none of the Transaction Parties shall at any time be relied upon as the Plan’s fiduciary with respect to any decision to acquire, continue to hold or transfer the Convertible Notes, the Warrants and the Underlying Shares (if any) and (ii) none of the acquisition, holding and/or transfer or disposition of the Convertible Notes, the Warrants and the Underlying Shares (if any) will result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or any similar law or regulation.
(o)Subscriber will have sufficient funds to pay the Purchase Price pursuant to Section 2.
(p)No broker or finder is entitled to any brokerage or finder’s fee or commission payable by Subscriber solely in connection with the sale of the Convertible Notes, the Warrants or Underlying Shares (if any) to Subscriber based on any arrangement entered into by or on behalf of Subscriber.
Section 5.Warrant Valuation. The parties agree that no later than 60 days after the date hereof, they shall negotiate in good faith the fair market value of the Warrant as of Initial Exercise Date (as defined in the Warrant), and once agreed, each party agrees to use such fair market value, as applicable, for valuing the instruments for all tax reporting purposes.
Section 6.Termination. The obligations of Subscriber hereunder may be terminated by Subscriber in its absolute discretion, by notice given to and received by the Issuer prior to delivery of and payment for the Convertible Notes and Warrants if, following the date hereof and prior to that time, (i) trading in securities generally on the NYSE, the NASDAQ, NYSE American or in the over-the-counter market, or trading in any securities of the Issuer on any exchange or in the over-the-counter market, shall have been suspended or minimum prices shall have been established or maximum ranges for prices shall have been required on such exchange or such market, by such exchange or by any other regulatory body or governmental authority having jurisdiction, (ii) a material disruption in securities settlement, payment or clearance services in the United States or abroad, (iii) a general banking moratorium shall have been declared by Federal or state authorities or any material disruption in commercial banking or securities settlement or clearance services shall have occurred, or (iv) any attack on, outbreak or escalation of hostilities or act of terrorism involving the United States, any declaration of war by Congress or any other national or international calamity, crisis or emergency if, in the judgment of Subscriber, the effect of any such attack, outbreak, escalation, act, declaration, calamity, crisis or emergency, makes it impractical or inadvisable to proceed with the completion of the sale of and payment for the Convertible Notes and the Warrants.
Section 7.[Reserved].
Section 8.Fees and Expenses; Indemnity.
(a)The Issuer agrees to pay promptly (i) each Subscriber’s actual and reasonable costs and expenses of negotiation, preparation and execution of the Note Documents (including the reasonable fees, charges and disbursements of counsel for such Subscriber) and any consents, amendments, waivers or other modifications thereto, the transactions contemplated thereby and any other documents or matters requested by the Issuer; (ii) all the actual costs and reasonable expenses of creating and perfecting Liens in favor of the Trustee, for the benefit of the Secured

Parties, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums and reasonable fees, expenses and disbursements of the Requisite Holder’s Counsel (as defined in the Indenture) and of counsel providing any opinions that the Requisite Holders may request in respect of the Collateral or the Liens created pursuant to the Note Security Documents; (iii) all the actual costs and reasonable expenses (including the reasonable fees, expenses and disbursements of any appraisers, consultants, advisors and agents employed or retained by the Secured Parties and their counsel) in connection with the custody or preservation of any of the Collateral; and (iv) after the occurrence of a Default or an Event of Default (in each case, as defined in the Indenture), all costs and expenses, including reasonable attorneys’ fees and costs of settlement, incurred by the Subscriber in enforcing any Obligations (as defined in the Indenture) of or in collecting any payments due from any Note Party hereunder or under the other Note Documents by reason of such Default or Event of Default (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guarantees) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work out.”
(b)In addition to the payment of expenses pursuant to clause (a) above, whether or not the transactions contemplated hereby shall be consummated, each Note Party agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless, the Subscriber, its affiliates and their respective officers, partners, directors, trustees, employees and agents of the Subscriber (each, an “Indemnitee”), from and against any and all Indemnified Liabilities (as defined below), in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory, or sole negligence of such Indemnitee; provided, no Note Party shall have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from the gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final, non-appealable order, of that Indemnitee. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this clause (b) may be unenforceable in whole or in part because they are violative of any Law (as defined in the Indenture) or public policy, the applicable Note Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable Law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them. “Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims (including environmental claims or environmental liabilities), costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Material (as defined in the Indenture)), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign Laws, statutes, rules or regulations (including securities and commercial Laws, statutes, rules or regulations and Environmental Laws), on common Law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (a) this Agreement or the other Note Documents or the transactions contemplated hereby or thereby (including the Subscriber’s agreement to purchase the Convertible Notes and Warrants or the use or intended use of the proceeds thereof, or any enforcement of any of the Note Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guarantees)); (b) any environmental claim or any Hazardous Material activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of any Note Party or any of its Subsidiaries; or (c) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Issuer or any other Note Party, and regardless of whether any Indemnitee is a party thereto.
(c)Any person entitled to indemnification herein shall give prompt notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party. In the case of parties indemnified pursuant to clause (b) hereto, counsel to the indemnified parties shall be Requisite Holders Counsel. An indemnifying party may participate at its own expense in the defense of any such action; provided, however, that counsel to the indemnifying party shall not (except with the consent of the indemnified party) also be counsel to the indemnified party. In no event shall the indemnifying parties be liable for fees and expenses of more than one counsel (in addition to any local counsel) separate from their own counsel for all indemnified parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances; provided that, the indemnifying parties shall be liable for the fees and expenses of more than one counsel for the indemnified parties if there is an actual or perceived conflict of interest. No indemnified party shall, without the consent of the indemnifying party, consent to the entry of any judgment or enter into any settlement, which consent shall not be unreasonably withheld.
(d)The foregoing obligations of the Issuer and each Note Party, as the case may be, set forth in this Section 8 shall inure to the benefit of the Subscriber and its successors and assigns. For the avoidance of doubt, all such obligations set forth in this Section 8 shall survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement or the Notes, and the termination of this Agreement. Furthermore, the indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director, employee, agent, affiliate or controlling person of such indemnified party and shall survive the transfer of any Convertible Notes or Warrants purchased pursuant to this Agreement and the corresponding Underlying Shares.
(e)If the indemnification provided under this Section 8 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by or on behalf of, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 8 from any person who was not guilty of such fraudulent misrepresentation. Any contribution pursuant to this Section 8(e) by any seller of Underlying Shares shall be limited in amount to the amount of net proceeds received by such seller from the sale of such Convertible Notes, Warrants or Underlying Shares. Notwithstanding anything to the contrary herein, in no event will any party be liable for consequential, special, exemplary or punitive damages in connection with this Agreement.
Section 9.Additional Provisions; Miscellaneous.
(a)All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) when sent by electronic mail, on the date of transmission to such recipient, (iii) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), or (iv) four (4) Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and, in each case, addressed to the intended recipient at its address or electronic mail address, as applicable, specified on the signature page hereof or to such electronic mail address or address as subsequently modified by written notice given in accordance with this Section 9(a).
(b)Subscriber acknowledges that the Issuer and the Placement Agent will rely on the acknowledgments, understandings, agreements, representations and warranties of Subscriber contained in this Agreement. Prior to the Closing, Subscriber agrees to promptly notify the Issuer and the Placement Agent if it becomes aware that any of the acknowledgments, understandings, agreements, representations and warranties of Subscriber set forth herein are no longer accurate in any material respect (other than those acknowledgments, understandings, agreements, representations and warranties qualified by materiality, in which case Subscriber shall notify the Issuer and the Placement Agent if they are no longer accurate in any respect). Subscriber further acknowledges and agrees that the Placement Agent is a third-party beneficiary of the representations and warranties of Subscriber contained in this Agreement. Subscriber acknowledges and agrees that each purchase by Subscriber of Convertible Notes and Warrants from the Issuer will constitute a reaffirmation of the acknowledgments, understandings, agreements, representations and warranties herein (as modified by any such notice) by Subscriber as of the time of such purchase. The Issuer acknowledges that Subscriber will rely on the acknowledgments, understandings, agreements, representations and warranties contained in this Agreement. Prior to the Closing, the Issuer agrees to promptly notify Subscriber if it becomes aware that any of the acknowledgments, understandings, agreements, representations and warranties of the Issuer set forth herein are no longer accurate in any material respect (other than those acknowledgments, understandings, agreements, representations and warranties qualified by materiality, in which case Subscriber shall notify the Issuer and the Placement Agent if they are no longer accurate in any respect).
(c)Each of the Issuer, the Guarantors, the Placement Agent and Subscriber is irrevocably authorized to produce this Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.
(d)[Reserved].
(e)Neither this Agreement nor any rights that may accrue to Subscriber hereunder (other than the Convertible Notes and the Warrants acquired hereunder and the corresponding Underlying Shares (if any) and Subscriber’s rights under Section 5 hereof) may be transferred or assigned. Neither this Agreement nor any rights that may accrue to the Issuer hereunder may be transferred or assigned. Notwithstanding the foregoing, Subscriber may assign its rights and obligations under this Agreement to one or more of its affiliates (including other investment funds or accounts managed or advised by the investment manager who acts on behalf of Subscriber) or, with the Issuer’s prior written consent, to another person, provided that (i) such assignee(s) agrees in writing to be bound by the terms hereof, and upon such assignment by

Subscriber, the assignee(s) shall become Subscriber hereunder and have the rights and obligations and be deemed to make the representations and warranties of Subscriber provided for herein to the extent of such assignment and (ii) no such assignment shall relieve Subscriber of its obligations hereunder if any such assignee fails to perform such obligations.
(f)All the agreements, covenants that by their terms are to be performed following the Closing, representations and warranties made by each party hereto in this Agreement shall survive the Closing.
(g)The Issuer may request from Subscriber such additional information as the Issuer may reasonably deem necessary to evaluate the eligibility of Subscriber to acquire the Convertible Notes and the Warrants and to register the Underlying Shares (if any) for resale, and Subscriber shall provide such information as may be reasonably requested on a timely basis. Subscriber acknowledges that subject to the conditions set forth in Section 9(t), the Issuer may file a copy of this Agreement with the SEC as an exhibit to a periodic report of the Issuer or a registration statement of the Issuer.
(h)This Agreement may not be amended, modified or waived except by an instrument in writing, signed by each of the parties hereto; provided, that, Section 4, Section 9(c), this Section 9(h) and Section 9(j) of this Agreement may not be amended, modified or waived in a manner that is material and adverse to the Placement Agent without the prior written consent of the Placement Agent (such consent not to be unreasonably withheld, conditioned or delayed).
(i)This Agreement, together with the form of Indenture attached hereto, constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof.
(j)Except as otherwise provided herein (including the next sentence hereof), this Agreement is intended for the benefit of the parties hereto and their respective affiliates and their respective heirs, executors, administrators, successors, legal representatives, and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person. Except as set forth in Section 9(b), Section 9(c), Section 9(e), Section 9(h), and this Section 9(j), this Agreement shall not confer any rights or remedies upon any person other than the parties hereto, and their respective successor and assigns, and the parties hereto acknowledge that such persons so referenced are third-party beneficiaries of this Agreement for the purposes of, and to the extent of, the rights granted to them, if any, pursuant to the applicable provisions. For the avoidance of doubt, the Placement Agent is an express third-party beneficiary of this Agreement, including without limitation Subscriber’s representations and warranties in Section 4.
(k)The parties hereto acknowledge and agree that (i) this Agreement is being entered into in order to induce the Issuer and each Guarantor to execute and deliver the Indenture, the Convertible Notes, the Warrants, the Note Security Documents and the other Note Documents and (ii) irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that money or other legal remedies would not be an adequate remedy for such damage. It is accordingly agreed that the parties shall be entitled to equitable relief, including in the form of an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise. The parties hereto acknowledge and agree that (i) the Issuer and each Guarantor shall be entitled to specifically enforce Subscriber’s obligations to fund the Purchase Price and the provisions of the Agreement and (ii) the Subscriber shall be entitled to specifically enforce the Issuer and each Guarantor’s obligations to issue and sell the Convertible Notes and the Warrants, guarantee the Convertible Notes, if applicable, and the provisions of the Agreement, in each case, on the terms and subject to the conditions set forth herein.
(l)In any dispute arising out of or related to this Agreement, or any other agreement, document, instrument or certificate contemplated hereby, or any transactions contemplated hereby or thereby, the Issuer and each of the Guarantors will, jointly and severally, bear the costs and external attorneys’ fees reasonably incurred by the Subscriber in connection with the dispute and the enforcement of its rights under this Agreement or any other agreement, document, instrument or certificate contemplated hereby.
(m)The Issuer and each of the Guarantors will, jointly and severally, indemnify and hold harmless the Subscriber against any stamp, documentary, registration, issuance, transfer or other similar taxes or duties, including any related interest and penalties, paid or payable on the issuance of and subscription for the Convertible Notes and the Warrants, and the execution and delivery of the Note Documents.
(n)All amounts payable by the Issuer or the Guarantors to the Subscriber under this Agreement (but, for the avoidance of doubt, not amounts payable in respect of the Convertible Notes which are instead dealt with in the Indenture) shall be paid, free and clear of, and without any deduction or withholding for or on account of, any current or future taxes or other deductions or withholdings levied unless such deduction or withholding is required by applicable law, in which event the Issuer (or as applicable) the Guarantors shall pay additional amounts so that the Subscriber receives the amount that it would otherwise have received but for such deduction or withholding.
(o)The Issuer and the Guarantors will use their commercially reasonable best efforts to cause the Convertible Notes to be listed (within the meaning of that term as used at section 987 of the Income Tax Act 2007 (United Kingdom) (the “ITA”)) on The International Stock Exchange or another “recognised stock exchange” within the meaning of section 1005 ITA and Section 64 of the Taxes Consolidation Act 1997 as soon as reasonably practicable after the date hereof, and in any event prior to the date of the first interest payment on the Convertible Notes.
(p)The Issuer shall make due inquiry with its U.S. Tax advisors at least annually regarding the Issuer’s status as a passive foreign investment company (a “PFIC”), as defined in Section 1297 of the Code. If there is a reasonable likelihood that the Issuer is a PFIC, the Issuer shall promptly notify Subscriber. Following the conversion of the Convertible Notes or the exercise of the Warrants, the Issuer shall, within 30 days following the end of each such taxable year, provide Subscriber with an accurate and complete PFIC Annual Information Statement in the form set out in Annex C hereto.
(q)If and when reasonably requested by Subscriber, the Issuer shall furnish as soon as practicable after such request any other information reasonably necessary to enable Subscriber to accurately prepare and file any applicable tax and information returns or reports.
(r)If any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.
(s)No failure or delay by a party hereto in exercising any right, power or remedy under this Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of such party. No single or partial exercise of any right, power or remedy under this Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.
(t)This Agreement may be executed and delivered in one or more counterparts (including by facsimile or electronic mail or in .pdf) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.
(u)This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the principles of conflicts of laws that would otherwise require the application of the law of any other state.
(v)EACH PARTY AND ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY OR ANY AFFILIATE OF ANY OTHER SUCH PARTY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. THE PARTIES AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.
(w)The parties irrevocably consent and agree that any legal action, suit or proceeding against it with respect to obligations, liabilities or any other matter arising out of or in connection with this Agreement may be brought in the courts of the State of New York or the courts of the United States located in the Borough of Manhattan, New York City, New York and hereby irrevocably consents and submits to the non exclusive jurisdiction of each such court in personam, generally and unconditionally with respect to any action, suit or proceeding for itself in respect of its properties, assets and revenues and hereby irrevocably designates and appoints CT Corporation System located at 28 Liberty Street, New York, NY 10005, as its authorized agent for receipt of service of process in any such suit, action or proceeding. Nothing in this Agreement will affect the right of any person to serve process in any other manner permitted by law. Each party irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions, suits or proceedings arising out of or in connection with this Agreement brought in the courts of the State of New York or the courts of the United States located in the Borough of

Manhattan, New York City, New York and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.
(x)This Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as parties or third-party beneficiaries hereto and then only with respect to the specific obligations set forth herein with respect to such party or third-party beneficiary. No past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, affiliate, agent, attorney or other representative of any party hereto or of any affiliate of any party hereto, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any claim, action, suit or other legal proceeding based on, in respect of or by reason of the transactions contemplated hereby.
(y)The Issuer shall, by 9:00 a.m., New York City time, on the Business Day immediately following the date of this Agreement, issue one or more press releases or file with the SEC a Current Report on Form 8-K (the “Disclosure Document”) disclosing all material terms of the transactions contemplated hereby and the transaction. Upon the issuance of the Disclosure Document, to the Issuer’s knowledge, Subscriber shall not be in possession of any material, nonpublic information regarding the Issuer received from the Issuer or any of its officers, directors, or employees or agents, and Subscriber shall no longer be subject to any confidentiality or similar obligations under any current agreement, whether written or oral with Issuer, the Placement Agent, the Issuer or any of their respective affiliates in connection with the transaction. Notwithstanding anything in this Agreement to the contrary, the Issuer (i) shall not publicly disclose the name of Subscriber or any of its affiliates or advisers, or include the name of Subscriber or any of its affiliates or advisers in any press release, without the prior written consent of Subscriber or unless as required by law, and (ii) shall not publicly disclose the name of Subscriber or any of its affiliates or advisers, or include the name of Subscriber or any of its affiliates or advisers in any filing with the SEC or any regulatory agency or trading market, without the prior written consent of Subscriber, except as required by the U.S. federal or state securities law, regulatory agency or under the regulations of the NYSE. Subscriber will promptly provide any information reasonably requested by the Issuer or any of its affiliates for any regulatory application or filing made or approval sought in connection with the transaction contemplated hereby (including filings with the SEC).
(z)[Reserved].
(aa)The Issuer agrees to pay promptly upon written demand therefor (but no less frequently than once a month) the reasonable fees and expenses of each of the Requisite Holders Counsel (as defined in the Indenture) and such other foreign or special counsel engaged by the Requisite Holders Counsel, in each case, in connection with the delivery of such documents or actions required to be taken by the Issuer or any Guarantor after the Closing Date as provided in Annex D hereto or as otherwise required under Section 4.29 of the Indenture.
(ab)Anything in this Agreement or elsewhere herein to the contrary notwithstanding, it is understood and acknowledged by the Issuer that: (i) the Subscriber has not been asked by the Issuer to agree, nor has the Subscriber agreed, to desist from purchasing or selling, long and/or short, securities of the Issuer, or “derivative” securities based on securities issued by the Issuer or to hold the Convertible Notes for any specified term, (ii) past or future open market or other transactions by the Subscriber, specifically including, without limitation, short sales or “derivative” transactions, before or after the closing of this or future private placement transactions, may negatively impact the market price of the Issuer’s publicly-traded securities, (iii) the Subscriber, and counter-parties in “derivative” transactions to which the Subscriber is a party, directly or indirectly, may presently have a “short” position in the Ordinary Shares and (iv) the Subscriber shall not be deemed to have any affiliation with or control over any arm’s length counter-party in any “derivative” transaction. The Issuer further understands and acknowledges that (y) the Subscriber may engage in hedging activities at various times during the period that the Convertible Notes are outstanding, including, without limitation, during the periods that the value of the Underlying Shares deliverable with respect to Convertible Notes are being determined, and (z) such hedging activities (if any) could reduce the value of the existing stockholders' equity interests in the Issuer at and after the time that the hedging activities are being conducted. The Issuer acknowledges that such aforementioned hedging activities do not constitute a breach of any of the Transaction Documents.
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, each of the Issuer, the Guarantors and Subscriber has executed or caused this Agreement to be executed by its duly authorized representative as of the date first set forth above.
ROCKLEY PHOTONICS HOLDINGS LIMITED
By:    /s/ Dr Andrew George Rickman
    Name: Dr Andrew George Rickman
    Title: Director & Chief Executive Officer
ROCKLEY PHOTONICS LIMITED, as Guarantor

By:    /s/ Dr Andrew George Rickman
    Name: Dr Andrew George Rickman
    Title: Director
ROCKLEY PHOTONICS, INC., as Guarantor

By:    /s/ Dr Andrew George Rickman
    Name: Dr Andrew George Rickman
    Title: Director
ROCKLEY PHOTONICS OY, as Guarantor

By:    /s/ Dr Andrew George Rickman
    Name: Dr Andrew George Rickman
    Title: Director
ROCKLEY PHOTONICS IRELAND LIMITED, as Guarantor

By:    /s/ Dr Andrew George Rickman
    Name: Dr Andrew George Rickman
    Title: Director
Address for Notices:

Rockley Photonics Holdings Limited
1 Ashley Road, 3rd Floor
Altrincham, Cheshire
United Kingdom, WA14 2DT
Telephone: +44 (0) 1865292017
E-mail: tom.adams@rockleyphotonics.com
Attention: Tom Adams, General Counsel

With a copy to (which shall not constitute notice or service of process):
Pillsbury Winthrop Shaw Pittman LLP
2550 Hanover Street
Palo Alto, CA 94304-1115
Telephone: (650) 233 4754
E-mail: jim.masetti@pillsburylaw.com
Attention: James J. Masetti

    [Signature Page to Subscription Agreement]

WHITEBOX MULTI-STRATEGY PARTNERS, LP

By:    /s/ Lisa Conrad .
Name: Lisa Conrad
Title: General Counsel and Chief Compliance Officer
WHITEBOX RELATIVE VALUE PARTNERS, LP

By:    /s/ Lisa Conrad .
Name: Lisa Conrad
Title: General Counsel and Chief Compliance Officer

WHITEBOX GT FUND, LP

By:    /s/ Lisa Conrad .
Name: Lisa Conrad
Title: General Counsel and Chief Compliance Officer

PANDORA SELECT PARTNERS, LP

By:    /s/ Lisa Conrad .
Name: Lisa Conrad
Title: General Counsel and Chief Compliance Officer
Address for Notices:
3033 Excelsior Boulevard
Suite 500
Minneapolis, MN 55416

    [Signature Page to Subscription Agreement]

HIGHBRIDGE TACTICAL CREDIT
MASTER FUND, L.P.
By: Highbridge Capital Management, LLC,
as Trading Manager and not in its individual capacity

By: /s/ Jonathan Segal .
Name: Jonathan Segal
Title: Managing Director, Co-Chief Investment Officer
Address for Notices:
277 Park Avenue
23rd Floor
New York, NY 10172

    [Signature Page to Subscription Agreement]

ROC SPV XIX LLC
By: ATW Partners Opportunities Management LLC, its manager

By: /s/ Antonio Ruiz- Gimenez .
Name: Antonio Ruiz- Gimenez
Title: Managing Member

By: /s/ Kerry Propper .
Name: Kerry Propper
Title: Managing Member

Address for Notices:
17 State Street, Suite 2100
New York, NY 10004
    [Signature Page to Subscription Agreement]

WAZEE STREET OPPORTUNITIES FUND V LP
                        By: WSOF V GP LLC, its general partner

By:    /s/ R. Michael Collins .
Name: R. Michael Collins
Title: President
Address for Notices:
8101 E. Prentice Ave
Suite 610
Greenwood Village, CO 80111

    [Signature Page to Subscription Agreement]

Schedule A

Legal Name	Jurisdiction
Rockley Photonics Cayman Limited	Cayman Islands
Rockley Photonics Limited	England and Wales
Rockley Photonics, Inc.	Delaware
Rockley Photonics Oy	Finland
Rockley Photonics Ireland Limited	Republic of Ireland
Rockley Photonics Hong Kong Limited	Hong Kong

Schedule B

Subscriber	Original Principal Amount of Convertible Notes subscribed for at 99.0% thereof	Number of Ordinary Shares for which Warrant is Exercisable
Whitebox Multi-Strategy Partners, L.P.	$8,000,000	2,597,403
Whitebox Relative Value Partners, LP	$5,500,000	1,785,714
Whitebox GT Fund, LP	$1,000,000	324,675
Pandora Select Partners, LP	$500,000	162,338
Highbridge Tactical Credit Master Fund, L.P.	$10,000,000	3,246,753
ROC SPV XIX LLC	$36,500,000	11,850,649
Wazee Street Opportunities Fund V LP	$20,000,000	6,493,506

Aggregate Purchase Price for the
Convertible Notes and Warrants on the Closing Date:        $80,685,000
Each Subscriber must pay the Purchase Price for its Convertible Notes and Warrant by wire transfer of United States dollars in immediately available funds to the account of the Issuer specified by the Issuer.